As filed with the Securities and Exchange Commission on May 21 2007

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

	Intrepid Technology and Resources, Inc.
	(Name of Small Business Issuer in its Charter)

Idaho	1040	82-0230842
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Intrepid Technology and Resources, Inc. 501 West Broadway, Suite 200 Idaho Falls, Idaho 83402 (208) 529-5337
(Address and telephone number of Principal Executive Offices and Principal Place of Business)
Dr. Dennis Keiser Chief Executive Officer Intrepid Technology and Resources, Inc. 501 West Broadway, Suite 200 Idaho Falls, Idaho 83402 (208) 529-5337
(Name, address and telephone number of agent for service)

With copies to:

Peter V.K. Funk, Jr., Esq. Duane Morris LLP 1540 Broadway New York, New York 10036-4086 Telephone: (212) 692-1000 Telecopier: (212) 692-1020	Michael D. Schwamm, Esq. Duane Morris LLP 1540 Broadway New York, New York 10036-4086 Telephone: (212) 692-1000 Telecopier: (212) 692-1020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. 

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.005 par value	58,333,333(1)	$0.06	$ 3,500,000	$ 107.45
Common Stock, $0.005 par value	15,000,000(2)	$0.06	$ 900,000	$ 27.63
				$ 135.08

(1)

Represents shares issuable upon conversion of $3,500,000 principal amount of convertible debentures at a conversion price equal to the lesser of $0.06 or 90% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the conversion date, assuming a conversion price of $0.06. Pursuant to a registration rights agreement executed in connection with the issuance of the $3,500,000 principal amount of convertible debentures, the registrant is required to register up to 33% of the number of our shares of common stock outstanding excluding any shares held by officers, directors or affiliates, subject to reduction to the extent necessary to permit the registration statement to be declared effective.

(2)

Represents shares issuable upon exercise of warrants, at a price of $0.055 per share.

(3)

Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933 based on the average of the bid and ask price of the Registrant's common stock as reported on the OTC Bulletin Board on May 17, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated May 21, 2007

INTREPID TECHNOLOGY AND RESOURCES, INC.

73,333,333 shares of Common Stock

This prospectus relates to the resale by the selling stockholder of up to 73,333,333 shares of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith includes the following shares owned by or to be issued to Cornell Capital Partners L.P.: (i) up to 58,333,333 shares issuable upon conversion of secured convertible debentures at a conversion price equal to the lesser of $0.06 or 90% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the conversion date and (ii) 15,000,000 shares issuable upon the exercise of warrants at $0.055 per share.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, if they are exercised, receive proceeds from the exercise of warrants to purchase 15,000,000 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock currently trades on the OTC Bulletin Board under the symbol “IESV.OB”.  On May 2, 2007, the last reported sale price for our common stock on the OTC Bulletin Board was $0.06 per share.  These prices will fluctuate based on the demand for the shares of common stock.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Intrepid Technology and Resources, Inc. with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY

2

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

4

RISK FACTORS

5

TRANSACTIONS WITH CORNELL CAPITAL

13

FORWARD-LOOKING STATEMENTS

17

SELLING STOCKHOLDER

19

USE OF PROCEEDS

20

PLAN OF DISTRIBUTION

20

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

21

DESCRIPTION OF BUSINESS

31

MANAGEMENT

35

PRINCIPAL STOCKHOLDERS

40

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER

42

      STOCKHOLDER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

43

DESCRIPTION OF CAPITAL STOCK

43

WHERE YOU CAN FIND MORE INFORMATION

44

EXPERTS

45

LEGAL MATTERS

45

AVAILABLE INFORMATION

45

FINANCIAL STATEMENTS

46

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

About Us

Intrepid Technology and Resources, Inc. (the “Company” or “Intrepid”), an Idaho corporation, was organized in 1957 under the name Iron Mask Mining Corporation.  Our principal executive offices are located at 501 West Broadway, Suite 200, Idaho Falls, Idaho 83402. Our telephone number is (208) 529-5337.

Our Business:

We are a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology. While the Company’s source of revenue in the past has been the sale of engineering services to a variety of clients, it is posturing itself for a primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly biogas (methane), ethanol, biodiesel and, eventually, hydrogen. Intrepid’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects. The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States. Intrepid provides credit in the normal course of business to its customers and performs ongoing credit evaluations of those customers. It maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. Credit losses, when realized, have been within the range of the Company’s expectations and, historically, have not been significant.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended June 30, 2006 and June 30, 2005, respectively, which states that we have incurred losses of $1,990,079 and $1,471,208, respectively, and that we had a working capital deficiency of $37,821 at June 30, 2006.  The Company incurred a net loss of $1,343,372 for the nine months ended March 31, 2007 and had a working capital surplus of $1,431,327 as of March 31, 2007 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. The losses were primarily a result of the Company’s focus on the biofuels market, construction of a biogas digester and a shortage of engineering services work. The Company’s ability to continue as a going concern is dependent on ongoing operations and bringing is current production facilities at the Whitesides Dairy near Rupert, Idaho and the WestPoint Dairy near Wendell, Idaho on line to generate revenue and be profitable.  Management has been successful in obtaining $7.6 million in municipal bond financing to fund the balance of construction and start up of the these production facilities and will continue its efforts to seek additional engineering contracts

Common Stock Outstanding Before the Offering:	244,428,642 shares as of May 2, 2007

Common Stock Offered by the Selling Stockholder:	Up to 73,333,333 shares, which includes (i) up to 58,333,333 shares issuable upon conversion of convertible debentures and, (ii) 15,000,000 shares issuable upon the exercise of warrants.

Common Stock Outstanding After the Offering:

Up to 317,761,975 shares, which assumes issuance of all shares registered herewith.  The number of shares registered herewith, assuming the issuance of all such shares, represents 30.0% of the total issued and outstanding shares.

Use of Proceeds:

We will not receive any proceeds of the shares offered by the selling stockholder. However, if the warrants are exercised, we could receive gross proceeds of up to $825,000.  We intend to use the proceeds of any exercise of warrants for working capital.

Risk Factors:	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”.

OTC Bulletin Board Symbol:	IESV.OB

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Statements of Operations Data:	For the Nine Months Ended		For the Year Ended
	March 31, 2007	March 31, 2006	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(audited)	(audited)

Revenues, net	$ 245,000	$ 358,880	$ 447,300	$ 399,153
Cost of revenues	102,766	288,744	377,832	253,319
Gross Profit	142,234	70,136	69,468	145,834
Operating expenses	1,053,776	1,300,839	1,724,791	1,542,218
Income (loss) from operations	(911,542)	(1,230,703)	(1,655,323)	(1,396,384)
Other Income (expense)	(431,830)	(298,140)	(334,756)	(74,824)
Net income (loss)	$ (1,343,372)	$ (1,528,843)	$ (1,990,079)	$ (1,471,208)
Earnings (loss) per share	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.01)

Balance Sheet Data:	As of March 31,		As of June 30,
	2007		2006	2005

Cash	$ 1,956,973		$ 716,203	$ 65,737
Restricted Cash	1,578,152		--	--
Accounts receivable, net	33,360		53,252	98,434
Prepaid expenses:	18,936		66,076	85,639
Bond offering costs, net	--		138,896	--
Other assets	3,380		2,245	1,600
Total Current Assets	3,590,801		976,672	251,410

Property, plant and equipment, net	8,206,419		2,218,392	952,742
Restricted Cash	1,090,040		--	--
Debt offering costs, net	1,299,636		--	--
Total assets	14,186,896		3,195,064	1,204,152

Total current liabilities	2,159,474		1,014,493	850,607
Long-term liabilities	9,892,216		--	830,317
Total Liabilities	12,051,690		1,014,493	1,680,924

Common stock $.005 par value	1,219,598		1,150,505	688,470
Additional Paid-in capital	10,412,806		9,183,892	4,998,505
Stock subscription receivable	(16,200)		(16,200)	(16,200)
Accumulated deficit	(9,480,998)		(8,137,626)	(6,147,547)
Total stockholders’ equity (deficit)	2,135,206		2,180,571	(476,772)
Total liabilities and stockholders’ equity	14,186,896		3,195,064	1,204,152

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Have Been the Subject of a Going Concern Opinion from Our Independent Auditors as of June 30, 2006 and June 30, 2005, Respectively, Which Means That We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended June 30, 2006 and June 30, 2005, respectively, which state that we have incurred losses of $1,990,079 and $1,471,208, respectively, and that we had a working capital deficiency of $37,821 at June 30, 2006.  The Company incurred a net loss of $1,343,372 for the nine months ended March 31, 2007 and had a working capital surplus of $1,431,327 as of March 31, 2007 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments to account for this uncertainty. The losses were primarily a result of the Company’s focus on the Biofuels market, having construction in progress for a biogas digester and the shortage of engineering services work.  The Company’s ability to continue as a going concern is dependent on ongoing operations and bringing is current production facilities at the Whitesides Dairy near Rupert, Idaho and the WestPoint Dairy near Wendell, Idaho on line to generate revenue and be profitable.  Management has been successful in obtaining $7.6 million in municipal bond financing to fund the balance of construction and start up of these production facilities and will continue its efforts to seek additional engineering contracts; however, these efforts may not be successful and we may be forced to curtail or cease our business operations.

We Have Historically Lost Money and Losses May Continue in the Future

We have a history of losses. For the years ended June 30, 2006 and 2005, we incurred a net loss of $1,990,079 and $1,471,208, respectively, and for the nine months ended March 31, 2007, we had a net loss of $1,343,372.  We had a working capital deficit of $37,821 as of June 30, 2006 and a working capital surplus of $1,431,327 as of March 31, 2007 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007.  We anticipate that we will have to rely on external financing for a significant portion of our capital requirements, particularly those associated with future project development.   Losses are likely to continue in the future unless we successfully implement our business plan. Our ability to continue as a going concern will be dependent upon our ability to obtain additional equity or debt financing. If we are unable to obtain additional financing, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. If we are unable to obtain adequate financing, we will need to curtail or cease our business operations, which would likely result in a lower stock price.

Our Negative Cash Flow, Operating Losses and Limited Operating History Makes It Difficult or Impossible to Evaluate Our Performance and Make Predictions About the Future

We have a limited operating history. Consequently, there is no meaningful historical operating or financial information about our business upon which to evaluate future performance.

We cannot assure generation of significant revenues, sustained profitability or generation of positive cash flow from our operating activities in the future. If we cannot generate enough revenue, we may be forced to curtail or cease our business operations, and our common stock may have little or no value.

We Are Subject to a Working Capital Deficit, Which Means That Our Current Assets Are Not Sufficient to Satisfy Our Current Liabilities

As of March 31, 2007, we had a working capital surplus of $1,431,327 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007.  We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations. Any of these events would be materially harmful to our business and you could lose your entire investment. Our financial statements do not include any adjustments to account for this uncertainty.

The Company May Not Be Profitable, Which May Adversely Affect Its Business

The Company’s current and primary focus is obtaining permits, developing favorable properties for alternative and renewable energy production and providing the associated engineering design and construction management services required to support the construction and operation of related facilities, and we cannot guarantee profitability. The Company plans to continue to expand its engineering services base to generate additional revenue to augment working capital requirements in support of its alternative and renewable energy efforts. The realization of profits is dependent upon successful execution of new business opportunities and the implementation of digester projects for renewable energy and other saleable co-products.  The Company’s success is dependent upon inducing larger companies and/or private investors to purchase these “turn-key” renewable energy generation and production facilities. We may not be successful in developing these projects.

We Are Subject to Various Risks Associated With the Development of the Biofuels and Alternative Energy Market Place, and If We Do Not Succeed Our Business Will Be Adversely Affected

Our performance will largely depend on our ability to develop and implement the anaerobic digester biogas field concept and generate gas and fiber co-products for sale.  We intend to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.  However, we cannot predict whether we will succeed in the development of the biofuels and alternative energy markets.  If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner and operate effectively in the biofuels market, our business, results of operations and financial condition could be materially adversely affected.

We May Be Unable to Obtain Additional Financing, Which Could Affect Our Operating Performance and Financial Condition

We have relied on significant external financing to fund our operations. As of March 31, 2007, we had $1,956,973 of unrestricted cash and total current assets of $3,590,801 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007.  As of March 31, 2007 our total current liabilities were $2,159,474. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we can operate profitably, it is unlikely that we will be able to secure additional financing from external sources. We currently have no bank borrowings or other credit facilities, and we cannot guarantee that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot develop additional projects, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes. As of May 15, 2007, in addition to the funds to be obtained through this financing, we estimate that we will require approximately $1,000,000 to fund our anticipated corporate operating expenses until the revenue streams from our operating projects reach the levels necessary to sustain operations.  We also estimate needing approximately $12 million in equity capital to fund our expansion plans over the next three years. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty

We Only Have a Limited Number of Shares of Common Stock Available for Sale, Which Could Affect Our Ability to Raise Additional Equity Capital

As a result of the transaction with Cornell Capital, our ability to raise additional equity capital will be limited due to, among other things, our having only approximately 1,200,000 additional authorized shares of common stock that are not issued or otherwise reserved for issuance. In addition to the 244,428,642  shares of our common stock outstanding, we are required to reserve for issuance 73,333,333 shares of common stock issuable upon conversion of the Debentures or exercise of the warrants issued to Cornell Capital pursuant to the Securities Purchase Agreement, and we have previously reserved for issuance 5,000,000 shares of common stock issuable upon exercise of warrants previously issued to Cornell Capital and 25,829,147 shares of common stock reserved for issuance of options or other awards issued or issuable to directors, officers, employees and consultants under our stock incentive plans or other equity compensation arrangements. To increase the number of authorized shares of our common stock, we will be required to obtain stockholder approval and we are not sure that such approval can be obtained.

Our Operating Results Are Difficult to Predict In Advance and May Fluctuate Significantly, Which Would Likely Result In a Substantial Decline In Our Stock Price

Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

Factors that are likely to cause our results to fluctuate include the following:

•

The amount and timing of our operating expenses and capital expenditures;

•

The success or failure of the alternative energy and biofuels projects currently underway;

•

The timing, rescheduling or cancellation of engineering customers’ work orders;

•

Our ability to specify, develop, complete, introduce and market biofuels and bring them to volume production in a timely manner;

•

The rate of adoption and acceptance of new industry standards in our target markets;

•

Any other unforeseen activities or issues.

We Rely On Key Executive Officers and Scientific Advisors, and Their Knowledge of Our Business and Technical Expertise Would Be Difficult to Replace.

We are highly dependent on our executive officers. We do not have "key person" life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could harm our ability to earn revenues.

Risks Related To Our Outstanding Financing Arrangements

The Terms of Our Agreement With Cornell Capital Restrict Our Ability to Obtain Additional Financing.

Under the Securities Purchase Agreement we entered into with Cornell Capital, so long as at least $250,000 of the principal amount of the convertible debentures is outstanding, we cannot, without the prior written consent of the holders of a majority of the outstanding principal amount of the convertible debentures, issue or sell shares of common stock, preferred stock or any warrant, option, right, contract, call, or other security instrument granting the holder thereof the right to acquire common stock at a price per share that is less than 90% of the closing bid price of our common stock determined immediately prior to the issuance of the common stock, or enter into any security instrument granting the holder a security interest, other than certain permitted liens, in any or all of our assets.  As a result, it may be difficult for us to obtain additional funds on terms acceptable to us, or at all.  If adequate funds are not available, or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That Are Being Registered in This Prospectus, and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of May 2, 2007 we had 244,428,642 shares of common stock issued and outstanding. On March 23, 2007, which was the date we entered into the agreement with Cornell Capital, the closing bid price of our common stock was $0.064.  The Debentures we issued to Cornell Capital in March 2007 are convertible at any time at Cornell Capital’s option at a conversion price per share equal to the lower of $0.06 or 90% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the date of conversion.  Accordingly, the number of shares of common stock issuable upon conversion of the outstanding Debentures will increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.  The variable price feature of the Debentures issued to Cornell Capital could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of Our Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our convertible debentures issued to Cornell Capital is essentially limitless. The following is an illustration of the number of shares of our common stock that are issuable, upon conversion of our the $3,500,000 principal amount of convertible debentures (excluding accrued interest), based on a weighted average trading price of 25%, 50% and 75% below the lowest 30 day volume weighted average trading price as of May 2, 2007 of $0.0577.

% Below Market	Price Per Share	With Discount at 10%	Number of Shares Issuable	% of Outstanding Stock
0%	$0.05770	$0.05193	67,398,421	21.6%
25%	$0.04328	$0.03895	89,864,561	26.9%
50%	$0.02885	$0.02597	134,796,842	35.5%
75%	$0.01443	$0.01298	269,593,684	52.4%

The number of shares issuable upon conversion of the convertible debentures we issued to Cornell Capital in March 2007 is determined by the market price of our common stock prevailing at the time of each conversion. Accordingly, the lower the market price, the greater the number of shares issuable under the debentures. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the debentures. This may lead to an escalation of lower market prices and an increasing number of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

The Issuance of Shares Upon Conversion of the Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion and exercise. Although Cornell Capital may not convert their convertible debentures or exercise their warrants, respectively, if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Cornell Capital from converting and/or exercising some of their holdings and then converting and/or exercising the rest of their holdings. In this way, Cornell Capital could sell more than the limit referenced above while never holding more than this limit. There is no upper limit on the number of shares that may be issued upon conversion of the secured convertible debentures issued to Cornell Capital, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

A Lower Stock Price Will Provide an Incentive to Cornell Capital to Sell Additional Shares Into the Market

The number of shares that Cornell Capital will receive under the convertible debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the debentures. As a result, Cornell will have an incentive to sell as large a number of shares as possible to obtain a lower conversion price. This will lead to greater dilution of exiting shareholders and a reduction of the value of their investment

The Issuance of Our Stock Upon Conversion of the Convertible Debentures Could Encourage Short Sales by Third Parties, Which Could Contribute to the Future Decline of Our Stock Price and Materially Dilute Existing Stockholders' Equity and Voting Rights.

The debentures have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock, which presents an opportunity to short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the debentures will increase, which will materially dilute existing stockholders' equity and voting rights.

If We Are Required For Any Reason to Repay Our Outstanding Debentures, We Would Be Required to Deplete Our Working Capital, If Available, or Raise Additional Funds.  Our Failure to Repay the Secured Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

Pursuant to the Securities Purchase Agreement, we sold Cornell Capital an aggregate of $3,500,000 principal amount of secured convertible debentures, $2,500,000 of which was funded on March 23, 2007 and $1,000,000 of which was funded on May 21, 2007 (the date of filing of this registration statement).   These debentures are due and payable, with interest, three years from their respective dates of issuance, unless sooner converted into shares of our common stock. Any event of default, such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of these debentures. If we were required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

In addition, in the event that the registration statement of which this Prospectus is a part is untimely declared effective, then we may be forced to pay certain liquidated damages in addition to other rights that Cornell Capital may have. The liquidated damages, at Cornell Capital’s option, include demand for a cash amount payable within three business days equal to 2% of the purchase price paid by Cornel Capital for the convertible debentures (i.e., $70,000) for each thirty (30) day period after the scheduled effective date, up to a maximum of 24%.

Substantially All of Our Assets Have Been Pledged to Cornell Capital

In connection with our transactions with Cornell Capital, we have pledged to Cornell Capital substantially all of our assets that we currently own or may acquire in the future to the extent that they have not otherwise been pledged by our subsidiary, Intrepid Technology and Resources Biogas LLC.  In the event that we are unable to repay our obligations to Cornell Capital when required, it could commence legal action against us and foreclose on substantially all of our assets to recover the amounts due.  Any such action could have a material adverse effect on our financial condition and could require us to curtail or cease operations.

Substantially All of the Assets of Our Subsidiary Intrepid Technology and Resources Biogas, LLC Have Been Pledged to Secure Our Bond Financing

In order to secure the bond financing (the “Bond Financing”) it received pursuant to its Loan Agreement with the Industrial Development Corporation of Gooding County, Idaho, dated November 1, 2006, our subsidiary Intrepid Technology and Resources Biogas, LLC (“ITR Biogas”) pledged substantially all of its assets to Wells Fargo Bank, National Association, as trustee (“Wells Fargo”).  The Company’s membership interests in ITR Biogas are a substantial asset of the Company.  In the event that ITR Biogas is unable to repay its obligations under the bond financing when required, Wells Fargo could commence legal action against it and foreclose on substantially all of its assets to recover the amounts due.  Any such action would require us to curtail or cease operations.

The terms of our long term debt places restrictions on us, which reduce operational flexibility and create default risks.

Our long term debt, which consists of a Solid Waste Disposal Revenue Bond issued on November 7, 2006, subjects us to financial covenants, including leverage and coverage ratios.  Our compliance with these covenants depends substantially upon the financial results of our two biogas facilities.  In particular, our debt agreement pursuant to which the bond was issued requires minimum debt service coverage ratio of 1.10:1 after the first full year of operations of the facilities and the establishment of a special trust fund for the purpose of paying non-capitalized operating expenses of the Company relating directly to the bond-funded project.  This fund is to be established by July 1, 2007 and maintained until the Company’s Debt Service Coverage Ratio for the two most recently completed fiscal years of the Company equals or exceeds 1.65:1. The bond accrues interest at 7.5%.

The restrictive covenants in our debt documents may reduce our flexibility in conducting our operations and may limit our ability to engage in activities that may be in our long-term best interest.

Our failure to comply with our debt documents, including these restrictive covenants, may result in additional interest being due and would constitute an event of default, in some cases with notice or the lapse of time, that, if not cured or waived, could result in the acceleration of the defaulted debt and the sale or foreclosure of substantially all of our assets.   A foreclosure would result in a loss of any anticipated income and cash flow from, and our invested capital in, the affected biogas projects. No assurance can be given that we will be able to repay, through financings or otherwise, any accelerated indebtedness or that we will not lose all or a portion of our invested capital in any assets that we sell in such circumstances.

If we may not be able to generate sufficient cash flow from operations, we will be unable to meet our debt service obligations or fund our operations and planned capital expenditures and other needs will depend on our ability to generate cash in the future.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors and operating risks inherent in the alternative energy industry and therefore are beyond our control. These risks include the following:

•

Natural gas index price drops below projected values;

•

Carbon credit trading market dries up;

•

Catastrophic failure of or damage to facilities that disrupts production or ability to deliver product for extended period of time;

•

The timing, rescheduling or cancellation of third party service engineering customers’ work orders;

•

The rate of adoption and acceptance of new industry standards in our target markets; and

•

Any other unforeseen activities or issues.

If we do not generate sufficient cash flow from operations we might be unable to satisfy our debt obligations, or we could be in breach of certain financial covenants.  Our default or failure to comply with these covenants could result in an event of default which, if not cured or waived, could accelerate the maturity of our indebtedness.  If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations, and could adversely affect our ability to serve our customers and could cause us to reduce or discontinue our operations.  In addition, the terms of our current indebtedness limits our ability to incur additional debt, including to finance future operations or other capital needs, and to engage in other activities that we may believe are in our long-term best interests, including to dispose of or acquire assets or other companies or to pay dividends to our shareholders.

Risks Related To Our Common Stock

Our Common Stock May Lack Liquidity and Be Affected by Limited Trading Volume

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Given the Limited Public Market for Our Stock, Stockholders May Be Unable to Sell Their Shares

There is a limited public market for our common stock. Our common stock is listed on the OTC Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board, Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

The Volatility of Stock Prices May Adversely Affect the Market Price of Our Common Stock

The market for the common stock is highly volatile. The trading price of the common stock could be subject to wide fluctuations in response to, among other things:

•

quarterly variations in operating and financial results;

•

announcements of technological innovations or new products by our competitors or us;

•

changes in prices of our products and services or our competitors’ products and services;

•

changes in product mix;

•

changes in our revenue and revenue growth rates;

•

response to our strategies concerning biofuels and alternative energy sources; and

•

marketing and advertising.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or related to it could result in an immediate effect in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many alternative energy companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

If We Need Additional Financing, We May Not Be Able to Obtain Further Financing, or it May Only Be Available on Terms Unfavorable to Us or to Our Stockholders.

Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if the anaerobic digesters do not produce sufficient revenues for at least 12 months. It may become necessary to raise additional funds to respond to business contingencies, which could include the need to:

•

Fund additional project expansion for the biofuels production;

•

Fund additional marketing expenditures;

•

Develop additional alternative energy projects or enhance our existing gas distribution assets and the refining facilities;

•

Enhance our operating infrastructure;

•

Hire additional personnel;

•

Acquire other complementary businesses or technologies.

If we raise additional funds through the issuance of equity or convertible debt securities, the ownership of our stockholders would be diluted, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Market Volatility May Affect Our Stock Price, and the Value of a Shareholder’s Investment in Our Common Stock May be Subject to Sudden Decreases

The trading price for the shares of common stock of Intrepid has been, and the Company expects it to continue to be, volatile. The price at which our common stock trades depends on a number of factors, including the following, many of which are beyond our control: (i) our historical and anticipated operating results, including fluctuations in financial and operating results; (ii) the market perception of renewable energy biofuels production; (iii) general market and economic conditions; (iv) announcements of technological innovations or new products by us or our competitors; (vi) developments concerning our contractual relations with our executive officers and executive management; and (vii) announcements regarding significant collaborations or strategic alliances.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult for Investors to Sell Their Shares Due to Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•

With a price of less than $5.00 per share;

•

That are not traded on a “recognized” national exchange;

•

Prices of which are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•

Issued by issuers with net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Possible Issuance of Substantial Amounts of Additional Common Stock Could Dilute Investors

Additional shares of common stock or preferred stock may be issued in connection with future mergers or acquisitions, in return for services rendered, for capital contributions to the Company, or upon the exercise of stock options granted or available for grant under our stock option plans and other stock options previously granted. All of such shares may be issued without any action or approval by our stockholders. Any shares issued would further dilute the ownership of our current stockholders.

Possible Issuance of Preferred Stock Could Adversely Affect the Position of Holders of Common Stock

Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock rights that would entrench management. If the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors.

No Expectation of Dividends on Common Stock

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

TRANSACTIONS WITH CORNELL CAPITAL

Current Transaction

On March 23, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Cornell Capital Partners, L.P. pursuant to which Cornell Capital agreed to purchase $3,500,000 principal amount of our 9% secured convertible debentures (the “Debentures”), of which $2,500,000 was purchased on March 23, 2007 and $1,000,000 of which was purchased on the date of filing of this Registration Statement.

The Debentures mature on March 22, 2010 and bear interest at the annual rate of 9% in cash, payable at maturity; provided, however, that at our option and subject to certain conditions regarding registration of the shares underlying the Debentures, the interest may be paid in shares of our common stock.  Cornell Capital may convert, at any time, the outstanding principal amount of the Debentures into shares of our common stock at a conversion price per share equal to the lesser of $0.06 or 90% of the lowest volume weighted average price of our common stock during the 30 consecutive trading days immediately preceding the applicable conversion date.  Under certain circumstances, including that the price of our common stock is trading at less than $0.06 and that a registration statement covering the shares issuable upon conversion of the Debentures is in effect and subject to certain exceptions, we may redeem a portion or the entire outstanding Debentures at a price equal to 110% of the amount being redeemed plus accrued interest.  In addition, upon three trading days prior notice, we may require Cornell Capital to convert all of the outstanding principal amount of the Debentures into shares of our common stock over a 20 trading day period if the volume weighted average price of our common stock during the 20 consecutive trading days immediately preceding the date of such notice had exceeded $0.128.

In connection with the Purchase Agreement, we also issued to Cornell Capital on March 23, 2007 warrants (the “Warrants”) to purchase an aggregate 15,000,000 shares of our common stock, exercisable for a period of five years, at an exercise price of $0.055 per share.  The Warrants are exercisable for cash unless we are in default under the Debentures or there is no registration statement in effect with respect to the Warrants.  If the Warrants are exercised on a “cashless” basis, we will receive no proceeds from their exercise by Cornell Capital.

The Debentures and the Warrants each contain a “conversion cap” provision which prohibits Cornell Capital from effecting any conversion of the Debentures or exercise of the Warrants if after giving effect to such conversion or exercise Cornell Capital, together with its affiliates, would beneficially own in excess of 4.99% of our outstanding common stock (unless Cornell Capital waives such limitation by providing 65 days’ prior written notice).

We also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Cornell Capital, dated as of March 23, 2007, providing for the filing of a Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission registering the common stock issuable upon conversion of the Debentures and exercise of the Warrants provided, however that we are not required to register any shares in excess of one-third of our public float (or a lesser number to the extent necessary if the SEC will not declare the Registration Statement effective without such reduction).   As of May 2, 2007, we had 244,428,642 shares outstanding, of which 29,616,070 were held by our officers and directors and accordingly our public float was 214,812,572 shares. We are obligated to use our best efforts to file the Registration Statement prior to May 22, 2007 and to cause the Registration Statement to be declared effective no later than September 19, 2007, and to ensure that the Registration Statement remains in effect until all of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants have been sold.  In the event of a default of our obligations under the Registration Rights Agreement, including if the Registration Statement is not filed with the Securities and Exchange Commission by May 23, 2007, if the Registration Statement is not declared effective by September 19, 2007, or if the Registration Statement is not available for use for 30 or more consecutive calendar days or 90 calendar days in any 12-month period, we are required pay to Cornell Capital, as liquidated damages, for each month that the registration statement has not been filed, declared effective, or available for use, as the case may be, an amount in cash equal to 2% of the total purchase price paid by Cornell Capital for the Debentures that it then holds, not to exceed 24% of the total purchase price then held by Cornell Capital.

Our obligations under the Debentures are secured by a security interest in all of our assets (to the extent not previously pledged to secure other assets and specifically excluding any assets held by our Intrepid Technology and Resources Biogas LLC subsidiary), subject to certain exceptions for permitted indebtedness and permitted liens (as described in the Security Agreement) until $250,000 or less principal amount of the Debentures remain outstanding.

Pursuant to the Purchase Agreement, Yorkville Advisors LLC, the investment manager of Cornell Capital, received a cash payment equal to 10% of the gross proceeds of the Debentures purchased by Cornell Capital at each closing and a $25,000 structuring fee payable from the proceeds of the first closing, and Cornell Capital received 250,000 shares of our common stock payable at the first closing.  Accordingly, at the first closing, we received net proceeds of $2,225,000 and at the second closing we received net proceeds of $900,000, and Cornell Capital and its affiliates, in the aggregate, received fees of $375,000 in cash and 250,000 shares of our Common Stock.

Cornell Capital has agreed that so long as it beneficially owns any shares of the Common Stock, including any shares issuable upon conversion of the Debentures or exercise or the Warrants, it will not, and that it will cause its affiliates not to, in any manner whatsoever, effect, directly or indirectly, any (i) “short sale” (as such term is defined in Regulation SHO of the Exchange Act) of the Common Stock, or (ii) hedging transaction, which enables a net short position with respect to the Common Stock, and it has represented to us that neither it nor any of its agents or affiliates effected any such transactions during the period from February 18, 2007 until March 23, 2007.

As a result of the transaction with Cornell Capital, our ability to raise additional equity capital will be limited due to, among other things, our having only approximately 1,200,000 additional authorized shares of common stock. In addition to the 244,428,642  shares of our common stock outstanding, we are required to reserve for issuance 73,333,333 shares of common stock issuable upon conversion of the Debentures or exercise of the Warrants issued to Cornell Capital pursuant to the Securities Purchase Agreement, and we have previously reserved for issuance 5,000,000 shares of common stock issuable upon exercise of Warrants previously issued to Cornell Capital and 25,829,147 shares of common stock reserved for issuance of options or other awards issued or issuable to directors, officers, employees and consultants under our stock incentive plans or other equity compensation arrangements. To increase the number of authorized shares of our common stock, we are required to obtain stockholder approval.

Additional Information with Respect to the Convertible Debentures and Warrants:

The following table summarizes the value of our common stock underlying the Debentures and Warrants and potential discount to market price that Cornell Capital may receive. For purposes of this table, we have assumed that the entire $3,500,000 aggregate principal amount of the Debentures was issued and sold on March 23, 2007.

Security	Market Price on Date of Sale (1)	Conversion Price on Date of Sale (2)(3)	Total Shares Underlying Debentures/ Warrants (4)	Total Value of Shares at Market Price (5)	Total Value of Shares at Conversion/Exercise Price (6)	Total Possible Discount to Market Price (7)
Debentures	$0.064	$0.0508	68,951,931	$4,412,924	$3,500,000	$912,924
Warrants	$0.064	$0.0550	15,000,000	$960,000	$ 825,000	$135,000

_________________________

(1)

Closing price of our common stock on March 23, 2007 (the date of the sale of the Debentures and Warrants).

(2)

Conversion price per share of our common stock underlying the Debentures on the date of the sale thereof. Pursuant to the terms of the Convertible Debentures, the conversion price is equal to the lesser of the fixed conversion price of $0.06, or 90% of the lowest daily volume weighted average trading price per share of our common stock during the 30 trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The lowest daily volume weighted average trading price of our common stock during the 30 trading days prior to the closing date was $0.0564.

(3)

Exercise price per share of our common stock underlying Warrants on the date of the sale thereof.  The exercise price of the Warrants is fixed at $0.055.

(4)

Total number of shares of common stock underlying the Debentures and Warrants assuming full conversion or exercise, as the case may be, as of the date of the sale thereof.  Since the actual conversion price of the Convertible Debentures can decrease as the market price decreases, the actual number of shares that are underlying the Debentures can also fluctuate.

(5)

Total market value of shares of common stock underlying the Debentures and Warrants assuming full conversion and exercise as of the date of the sale thereof and based on the market price of the common stock on the date of the sale of the Debentures.

(6)

Total value of shares of common stock underlying the Debentures assuming full conversion of the Debentures as of the date of the sale of the Debentures and based on the conversion price.

(7)

Discount to market price calculated by subtracting the result in column (6) from the result in column (5).

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the convertible debentures is determined by dividing that portion of the principal of the secured convertible debentures to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $3,500,000 principal amount of convertible debentures, at a conversion price of $0.05193 as of May 2, 2007, the number of shares issuable upon conversion would be:

$3,500,000/$0.05193 = 67,398,421 shares

The following is an illustration of the number of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on a weighted average trading price of 25%, 50% and 75% below the lowest 30 day volume weighted average trading price as of May 2, 2007 of $0.0577.

% Below Market	Price Per Share	With Discount at 10%	Number of Shares Issuable	% of Outstanding Stock
0%	$0.05770	$0.05193	67,398,421	21.6%
25%	$0.04328	$0.03895	89,864,561	26.9%
50%	$0.02885	$0.02597	134,796,842	35.5%
75%	$0.01443	$0.01298	269,593,684	52.4%

Prior Transactions with Cornell Capital

Standby Equity Distribution Agreements and Related Transactions

On October 13, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital and a related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement.  Pursuant to the Standby Equity Distribution Agreement, we were entitled to periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital paid us 99% of, or at a 1% discount to, the lowest closing bid price of our common stock on the OTC Bulletin Board for the five days immediately following the notice date. Cornell Capital also retained 5% of each advance under the Standby Equity Distribution Agreement and received $500,000 worth of our common stock (or 10,425,532 shares) as a fee under the Standby Equity Distribution Agreement.  Cornell Capital’s obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement was subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and was limited to $350,000 per weekly advance and $1,200,000 per 30 days.  On the same date, we also entered into a Securities Purchase Agreement with Cornell Capital.  Pursuant to the Securities Purchase Agreement, we issued convertible debentures to Cornell Capital in the original principal amount of $750,000. The debentures were convertible at the holder's option any time up to maturity at a conversion price per share equal to the lower of (i) 120% of the volume weighted average price of our common stock on the date of the Securities Purchase Agreement or (ii) 80% of the volume weighted average price of our common stock for the five trading days immediately preceding the conversion date. The debentures were secured by all of our assets. The debentures had a three-year term and accrued interest at 5% per year.  Cornell Capital received 10% of the gross proceeds of the convertible debentures. At maturity, the debentures would have automatically converted into shares of our common stock at a conversion price per share equal to the lower of (i) 120% of the volume weighted average price of our common stock on the date of the Securities Purchase Agreement or (ii) 80% of the volume weighted average price of our common stock for the five trading days immediately preceding the maturity date.

On January 28, 2005, the Company entered into a Termination Agreement with Cornell Capital, whereby the Standby Equity Distribution Agreement, dated October 13, 2004, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement were terminated.  No sales were made by us to Cornell Capital under this Standby Equity Distribution Agreement.  Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement and related agreements with Cornell Capital on January 28, 2005 upon terms that were substantially similar to the prior agreements, except that (a) during the intervening period, stockholders of the Company approved an increase in the number of authorized hares of common stock from 185,000,000 shares to 350,000,000 shares; (b) the January 28, 2005 agreement  permitted the Company to register 1,000,000 shares on a Registration Statement on S-8 whereas the prior agreement did not allow any such registration; and c) the initial structuring fee was increased from $15,000 to $20,000.  No sales were made by us to Cornell Capital under this Standby Equity Distribution Agreement.

On March 10, 2005, we entered into a Termination Agreement with Cornell Capital Partners, whereby the Standby Equity Distribution Agreement, dated January 28, 2005, and the related agreements were terminated.   Upon execution of the Termination Agreement, we entered into a new Standby Equity Distribution Agreement with Cornell on March 10, 2005 upon terms that were substantially similar to the prior agreement.  Pursuant to the terms of the Standby Equity Distribution Agreement, we paid Yorkville Advisors Management, LLC, an affiliate of Cornell Capital, a $20,000 structuring fee, as well as a $500 fee for each advance for legal, administrative and escrow fees.  From April 20, 2005 through August 1, 2006 (the date we last sold shares to Cornell Capital under the Standby Equity Distribution Agreement), we received gross proceeds of $3,920,322 (net proceeds of $3,125,000) and issued Cornell Capital 82,203,550 shares of our common stock in connection therewith.   The March 10, 2005 Standby Equity Distribution Agreement expired on March 10, 2007.

Also on March 10, 2005, we terminated the Securities Purchase Agreement that we entered into with Cornell Capital on October 13, 2004, and also terminated the related agreements.  Upon execution of the Termination Agreement, we entered into a new Securities Purchase Agreement with Cornell Capital, dated March 10, 2005.  Pursuant to the March 10, 2005 Securities Purchase Agreement, we issued a new revised convertible debenture to Cornell Capital in the original principal amount of $750,000. Under the terms of the new convertible debenture, the convertible debenture was convertible at the holder’s option any time up to maturity at a fixed conversion price equal to $0.055 per share (the “Fixed Price”), as opposed to a floating conversion price in the original October 13, 2004 convertible debenture. The debentures were secured by the assets of the Company. The debentures had a three-year term and accrued interest at 5% per year. At maturity, the debentures would have automatically converted into shares of common stock at a conversion price equal to the Fixed Price.  The entire principal amount of $750,000 of the convertible debenture had been converted by Cornell Capital as of April 18, 2006 into 13,636,364 shares of our common stock, which shares were previously registered with the Securities and Exchange Commission for resale by Cornell Capital.  On May 5, 2006, Cornell Capital elected to receive the $45,322 accrued interest on the convertible debenture in the form of 824,035 shares of restricted common stock at the fixed price of $0.055.

In April, July and August, 2005, we borrowed a total of $500,000, $150,000 and $300,000, respectively, from Cornell Capital, which amounts, plus accrued interest at 12% per annum were repaid in August, September and November 2005 from the proceeds we received from sales under the Standby Equity Distribution Agreement.  We did not pay any fees in connection with these loans.

Warrants

On December 1, 2005, we issued 5,000,000 warrants to Cornell Capital in exchange for its agreement to release its security interest in the assets of the Company.  The warrants are immediately exercisable with an exercise price of $0.055 per share and expire on December 1, 2010.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this

Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed above. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” above or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

SELLING STOCKHOLDER

The shares of Common Stock being offered by the selling stockholder are issuable upon conversion of the Debentures and upon exercise of the Warrants.  For additional information regarding the issuance of those convertible Debentures and Warrants, see “Transactions with Cornell Capital” above.  We are registering the shares of Common Stock in order to permit the selling stockholder to offer the shares for resale from time to time.  Except as otherwise set forth in the “Transactions with Cornell Capital” above and except for the ownership of the Debentures and the Warrants issued pursuant to the Purchase Agreement, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the selling stockholder. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholder, based on its ownership of the Debentures and Warrants, as of May 2, 2007, assuming conversion of all Debentures and exercise of the Warrants held by the selling stockholder on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of (i) the lesser of (a) 300% of the number of shares of our common stock issued and issuable upon conversion of the Debentures as of the trading day immediately preceding the date the registration statement is initially filed with the SEC; and (b) 33% of the number of our shares of common stock outstanding excluding any shares held by officers, directors or affiliates and (ii) 100% of the number of shares of our common stock issued and issuable upon exercise of the Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC provided, however, that such number of shares will be reduced to the extent necessary in the event the SEC will not declare the Registration Statement effective without such reduction.  Because the conversion price of the Debentures and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Debentures and the Warrants, a selling stockholder may not convert the Debentures or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Debentures which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholder may sell all, some or none of its shares in this offering.  See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(2)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
Cornell Capital Partners, L.P. (1)	87,648,421	73,333,333 (2)	9,315,088

(1)

Cornell Capital Partners, L.P. is a Cayman Island exempt limited partnership.  Cornell is managed by Yorkville Advisors, LLC.  Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

(2)

Consists of (a) 67,398,421 shares of common stock issuable upon conversion of the Debentures based on the conversion price of $0.05193 in effect as of May 2, 2007, (b) 15,000,000 shares of common stock issuable upon exercise of the Warrants, (c) 5,000,000 shares of common stock issuable upon exercise of the warrants we issued to Cornell Capital on December 1, 2006 and (d) 250,000 shares of common stock issued to Cornell Capital on March 23, 2007.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the Warrants owned by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholder (the “Selling Stockholder”) of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction); provided, however, that the Selling Stockholder has agreed that so long as it beneficially own any shares of the Common Stock, including any shares issuable upon conversion of the Debentures or exercise or the Warrants, it will not, and that it will cause its affiliates not to, in any manner whatsoever, effect, directly or indirectly, any (i) “short sale” (as such term is defined in Regulation SHO of the Exchange Act) of the Common Stock, or (ii) hedging transaction, which enables a net short position with respect to the Common Stock

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups, in the aggregate, exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person.  We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Intrepid specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production area of the Renewable Energy sector. Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass — i.e. plant-derived organic matter. The Company’s current primary focus is on biogas.

2006 Financial Results Compared to 2005

The Company’s 2006 operating revenue was $447,300, compared to $399,153 for 2005.  The Company’s gross profit for the year ended June 30, 2006 was $69,468, compared to $145,834 for 2005.  For the year ended June 30, 2006 the Company reported a net loss of $1,990,079, compared to a net loss for the year ended June 30, 2005 of $1,471,208.

Business Strategy

The Company’s primary focus and primary source of revenue in the past has been providing engineering and technical services.  The Company expects to decrease its emphasis on such services in the future as it completes its major transition from being primarily a provider of engineering services to becoming a significant producer and distributor of biogas products and facilities.   The following discussion provides an overview of the Company’s current business model and development plan.

Business Model

The fundamental aspects of the Company’s business model are:

•

Utilize cutting edge, but established, technology for the production of biogas from large animal operations

•

Team with experienced companies for the marketing and distribution of biogas products

•

Maintain equity positions in selected biogas projects

•

Begin operations in known territory (Idaho), and expand into other geographical locations as opportunities arise

•

Maximize the utilization of our public company status in the financing of our projects

•

Market biogas products to local gas utilities, industrial users, and transportation users

Development Plan

The Company will design, construct and operate production facilities consistent with the business model described above.

The centerpiece of this development plan is an exclusive geographic and case-by-case national agreement for anaerobic digestion technology that produces biogas with a higher concentration of methane than competing processes.  This technology has a successful 6-year operational history and has been demonstrated with both cow and swine waste.

Our goal is to become the premier biogas company in the United States.  Our approach is to use superior technology and know-how to convert manure waste from dairy and feedlot operations into high BTU biogas that can be further processed to produce (1) pipeline quality gas for sale to a gas utility or a marketing and distribution company; (2) combustion gas to fuel boilers for processing materials; (3) liquid natural gas for transportation fuel, peaking, and/or remote community service; and, eventually, (4) hydrogen to energize fuel cells for transportation and distributed or non-distributed energy sources.  Our range of services includes:

•

designing, building, and operating biofuels facilities

•

performing value-added processing of raw biogas and residual products of digestion for various applications

•

marketing, transportation and sales of processed gas

The Company has a biogas production plant in Rupert, Idaho that it has operated for nearly two years and has consistently produced 99% purity natural gas (methane) with a heating value in excess of 1000 Btu/cubic foot.  We have temporarily shut down operations of this plant in order to complete a major 5-fold expansion to accommodate a corresponding expansion of the dairy upon which it is located.  This plant is a commercial prototype facility that can be employed to test technology and process/production improvements and to demonstrate the economic viability of various co-product lines.  The bulk of the gas produced at the plant is under contract for sale to the local gas utility via a 15-year Supply and Purchase Agreement.  A small portion of the gas is used on-site for plant process heating and for heating water for dairy operations.

Our development plan involves discrete projects that will ultimately bring 250,000 dairy cows under production to create the “Magic Valley Biogas Field” in the Magic Valley area of south-central Idaho.  The first project will provide facilities and infrastructure to process manure from 50,000 dairy cows and will be executed in two distinct phases:

•

Phase I consists of 10,500 cows located on 2 different dairies and establishes the west and east anchor points to the Magic Valley Westside field as well as expands the Rupert plant to full capacity.  Construction is underway on both facilities and we believe it will be completed by June 2007.

•

Phase II consists of 30,000 cows located on 3 to 5 different dairies (depending on the outcomes of certain dairymen’s current consolidation and expansion plans).  Construction will be initiated in 2007 and conclude in 2008.

This project is and we expect will continue to be financed through a combination of debt and equity.  The debt portion of Phase I was financed through the sale of the bond and the equity came from outside equity raised by the Company through the sale of common stock.  Phase II and other follow-on projects will be financed in a similar manner except that the equity portions will come from equity partners that will include dairymen, equity capital group(s), or other private investors and from retained earnings generated through building biogas plants of third parties.  Capital cost will total approximately $40 million, the first phase of which came to just over $10 million.  These funds provide for anaerobic digester plants constructed at participating dairies, gas conditioning clean-up equipment for processing the raw biogas to pipeline quality standards, and a supporting gas line gathering system to transport the clean gas to the gas utility distribution system.  A majority of the cost (approximately 70%) is for construction of the digesters.

This project will provide over 1 billion cubic feet of biogas annually, which, in turn, will yield over 1 million metric cubic feet of clean gas for sale to the local gas utility or marketing and distribution companies.

Additional Information

The Company plans to increase sales and expand its engineering and scientific services into the biofuels area.  Revenue generated will be used to meet cash flow requirements with any excess being used to support and develop the Company’s biofuels production initiatives.

The Company does not anticipate paying dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.  The Company believes that the terms of the Settlement Agreement relative to divestiture of its mining and mineral rights in the Garnett mine in Montana have the potential to provide moderate future working capital. The Company successfully engaged a major investment banking firm to obtain bond financing under a State of Idaho approved bond inducement resolution for Phase I and anticipates using the same firm for Phase II.  The Company is seeking other investment capital to support these projects and the existing and ongoing operations.

Results of Operations

The Company’s past and current revenue results primarily from contracts, which are substantially short term, with the U.S. government, commercial customers, state and local governments, or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of costs plus fees, and others, which are fixed-price (typically very short-term) or time-and-materials contracts. Revenue and fees on the reimbursement of costs plus fees and time-and-material contracts are recognized using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. When contracts using the percentage-of-completion method of accounting are determined to result in a loss, the entire amount of the estimated ultimate loss is accrued in the period the loss is determined. Revenue and fees on the fixed price contracts are recognized based on contract deliverables accomplished or other milestones as of the end of the period.   Cost-reimbursement contracts provide for the reimbursement of direct costs and allowable indirect costs, plus a fee or profit component.  Time-and-materials contracts typically provide for the payment of negotiated fixed hourly rates for labor hours incurred plus reimbursement of other allowable direct costs at actual cost plus allocable indirect costs.  Firm fixed-price contracts require the Company to provide stipulated services for a fixed price. Revenue is recognized from biogas product sales when the gas is delivered to the customer.  The Company believes that biogas revenues should be recognized at this time because ownership of the biogas passes to the customer at this time.  Management believes that this policy meets the criteria of Staff  Accounting Bulletin 101 in that there is persuasive evidence of an existing contract or arrangement, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured.

The Company generated only engineering service revenue in 2006 and 2005.

The following table shows each element of the statement of operations as a percentage of revenue:

	Year Ended June 30, 2006		Year Ended June 30, 2005
	Whole $	%	Whole $	%

Revenue, net	447,300		399,153
Direct operating costs	377,832	84.5%	253,319	63.5%

Gross profit	69,468	15.5%	145,834	36.5%
General and administrative	1,416,285	316.6%	1,311,262	328.5%
Research and development	308,506	69.0%	230,956	57.9%
Loss from operations	(1,655,323)	-370.1%	(1,396,384)	-349.9%

Interest income	2,169	0.5%	994	0.2%
Interest expense	(336,925)	-75.3%	(58,024)	-14.5%
Loss on Investment	--	--	(17,794)	-4.4%

Net loss before income taxes	(1,990,079)	-444.9%	(1,471,208)	-368.6%

Income tax expense (benefit)	--	--	--	--

Net loss	(1,990,079)	-444.9%	(1,471,208)	-368.6%

Revenue

Revenue in fiscal year 2006 increased to $447,300 compared to $399,153 in fiscal year 2005.  This 12% increase was a result of increased engineering services provided to third parties over the prior year.  The Company’s first biogas plant in Rupert, Idaho has been operational for nearly two years and the specialty gas processing unit that is required to clean the biogas has been demonstrated to be capable of producing 99+% purity natural gas on a consistent basis.  The Company is currently using a portion of the biogas generated to provide the internal process heat for the operation of the facility.  The Company has a 15-year Supply and Purchase Agreement in place with the local gas utility for the balance of gas being produced at the plant.  The utility is currently making necessary arrangements to receive this gas into its distribution system for commercial sale.

Revenue for the three months ended March 31, 2007 decreased 50% to $48,437, compared to $97,592 for the same period in 2006. Revenue for the nine months ended March 31, 2007 decreased 32% to $245,000, compared to $358,880 for the same period in 2006. These decreases were mainly the result of a reduction in outside contracting work in favor of focusing on the completion of the expansion and construction of its two major Biogas fuels facilities. Both facilities are scheduled to be in full production in June 2007, with revenue streams beginning shortly thereafter.  The Company intends to continue to pursue opportunities for outside contracting with increased emphasis on providing technical expertise to other third party biofuels projects once our facilities come on line. For biofuels facilities that the Company designs, constructs and operates for others, it is anticipated that revenue will be recognized more rapidly, as such services are provided.

In the three month and nine month periods ended March 31, 2007, the Company’s primary customers were Oak Ridge Associated Universities (“ORAU”), Global Design-Build Solutions (“GdbS”), and RealEnergy. During the corresponding periods in 2006, the primary customers were the Idaho National Laboratory (“INL”) and ORAU. ORAU, GdbS, and RealEnergy each provided more than ten percent of the total recognized revenue during 2007.  During 2006, INL and ORAU each provided more than ten percent of the total revenue recognized by the Company.

Direct Operating Costs

For the year ended June 30, 2006, the Company had direct operating costs of $377,832, or 84.5% of is revenue, in support of design and construction of biogas production facilities and “work for others” engineering services as compared to $253,319 or 63.5% of revenue for the year ended June 30, 2005.  The direct operating costs have increased largely due to the increased activity in building and operating Company-owned plants.  Revenue and operating costs will both increase (although operating costs will decrease as a percentage of revenue) once expansion and construction activities are complete and the Company is able to start delivery of gas to the marketplace.   Gas, fiber and carbon credit sales revenues are expected to begin within the first quarter of fiscal year 2008 and should significantly increase during 2nd quarter as we begin to achieve full production capacity.

Direct operating costs for the three months ended March 31, 2006 and 2006 were $13,370 and $73,049 respectively, representing an 82% decrease.  Direct operating costs for the nine months ended March 31, 2007 and 2006 were $102,766 and $288,744 respectively, representing a 64% decrease.  The decrease is due to lower subcontractor costs for contracted “work for others” – a reflection of the decreased revenue – and decreases in plant operating costs as they have been in expansion and construction vs. operating mode.  The Company continues its efforts to reduce direct costs by streamlining costs, exercising greater fiscal restraint, and improving management.

Gross Profit

The Company had a gross profit of $69,468 for the fiscal year ended June 30, 2006, compared to $145,834 in fiscal year 2005.  The decrease in gross profit for the year ended June 30, 2006 results from the increase in direct operating costs associated with design, construction and operation of Company-owned production plants.

The Company generated a gross profit of $35,067 in the three months ended March 31, 2007, compared to a gross profit of $24,543 for the same period in 2006. As discussed above, the favorable increase for the three months ended March 31, 2007 over the same period in 2006 was due to increased revenues and improved operating efficiencies.  The Company generated a gross profit of $142,234 in the nine months ended March 31, 2007, compared to a gross profit of $70,136 for the same period in 2006. As discussed above, the favorable increase for the nine months ended March 31, 2007 over the same period in 2006 was due to increased revenues and improved operating efficiencies.

General and Administrative Expenses

General and administrative (“G&A”) expenses were 316.6% of revenue in the fiscal year ended June 30, 2006, an 11.9% decrease over the same ratio for the fiscal year ended June 30, 2005.  The total G&A expenses were $1,416,285 for the fiscal year ended June 30, 2006, compared to 328.5% of revenue, or $1,311,262, in the fiscal year ended June 30, 2005.  This decrease as a percentage of revenue is mainly attributed to shifting more in-house resources to design and construction of the Company-owned biogas plants, reduced professional fees associated with bond financing activities, divestment of mineral properties, and reduced accounting and auditing costs

The Company has incurred large costs over the last two fiscal years for the construction, start-up and operations of the Company’s Whitesides Biogas Plant and over the last fiscal year with the design, permitting and initial construction of the WestPoint Biogas Plant.  Only those costs allowed by generally accepted accounting principles have been capitalized in that effort.  All other costs have been expensed for establishing the biogas business operating plan, including research in the biofuels markets, development of operations and maintenance procedures, process improvement measures, and seeking investment capital and source financing.  The shifting of in-house resources from  engineering services work to plant design, construction and operation left many expenses for the Company to burden as overhead costs, thus raising our G&A expenses while developing this project.  The large costs of administrative labor were almost entirely the result of the development in the biofuels marketplace, whereas the administrative staff in previous years worked primarily on engineering services contracts.

The following table shows each element of general and administrative costs:

	2006	2005
Overhead and employee benefits	$509,006	$161,090
Accounting, consulting, and professional fees	479,755	394,426
Insurance, depreciation, and computer	118,851	44,456
Leases	87,766	75,858
Equipment, office supplies, and other	12,981	11,339
Administrative salaries and labor	147,810	502,024
Subcontract work, travel, fuel, and other	60,116	122,070
Total General and Administrative Expense	$1,416,285	$1,311,262

For the three months ended March 31, 2007, general and administrative expenses were $76,905, compared to $415,399 for the same period in 2006. This 81% decrease was largely the result of more G&A costs being allocated to the digesters assets. Professional fees decreased by $103,000.  For the nine months ended March 31, 2007, general and administrative expenses likewise decreased 11% for the same reasons to $968,837 from $1,093,366 for the same period of 2006. Professional fees decreased by $91,000.

Research and Development

For the three months ended March 31, 2007, biofuels research and development expenses were $20,986, compared to $74,927 for the same period in 2006.  The reductions are a result of increased knowledge and skill in the biofuels digesting process.  For the nine months ended March 31, 2007, biofuels research and development expenses were $84,839 and $207,473 for 2007 and 2006 respectively.

Interest Revenue

For the year ended June 30, 2006 the Company received interest income of $2,169 on investment capital compared to $994 in the fiscal year ended June 30, 2005.

For the three months ended March 31, 2007, the Company received $3,968 of interest income on investment capital compared to $12 for the same period ended March 31, 2006.  For the nine months ended March 31, 2007, the Company received $11,546 of interest income on investment capital compared to $12 for the same period ended March 31, 2006.

Interest Expense

Interest expense for the year ended June 30, 2006 was $336,925 compared to $58,024 for the same period ended June 30, 2005.  This expense was for interest paid on the term loan, common stock warrants, debentures, and on notes payable to others and to officers and employees of the Company.  These debt instruments were liquidated during the 3rd and 4th quarters and are no longer accruing interest.  Interest expense is likely to increase in future periods as we repay our obligations in connection with the bond offering.

For the three months ended March 31, 2007, the Company had interest expense of $46,123 compared to $20,046 for the same period ended March 31, 2006.  For the nine months ended March 31, 2006, the Company had interest expense of $59,124 compared to $298,152 for the same period ended March 31, 2006.  The 2006 interest expense was for interest paid on debentures and notes that were subsequently paid in full.  With the bond offering consummated on November 7, 2006 to finance the first two biogas facilities, interest expense is likely to increase in future periods.

Loss on Embedded Derivative Liability

The Company recognized a loss on the embedded derivative liability of $504,188 on March 23, 2007 at the inception of the Cornell convertible debenture agreement.  The Company recognized a gain on the embedded derivative liability of $119,936 for the period from March 23, 2007 through March 31, 2007.

Income Taxes

As of June 30, 2006, the Company has tax-basis net operating loss carryforwards of over $9,100,000, which begin to expire in the year 2021.  The amount of net operating loss carryforwards that can be used in any one year will be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforwards can be utilized.

Net Loss

The Company realized a net loss of $1,990,079 for the fiscal year ended June 30, 2006, compared to a net loss of $1,471,208 for the fiscal year ended June 30, 2005.  For the three months ended March 31, 2007, the Company had a net loss of $489,231, compared to a net loss of $485,817 for the same period ended March 31, 2006.  For the nine months ended March 31, 2007, the Company had a net loss of $1,343,372, compared to a net loss of $1,528,843 for the same period ended March 31, 2006.  In 2006, the loss was due to a significant drop in engineering contract revenue, while the transition to the biofuels business was starting up. For 2007, the transition to the new biofuels business accelerated, but substantive revenues will not be generated until the first expanded facility is online and biogas is sold.

Customers – In the nine months ending March 31, 2007, the Company managed engineering services contracts with the Oak Ridge Associated Universities (“ORAU”) and RealEnergy each of which provide engineering, design, planning, and technical management services to a variety of government and industrial clients worldwide.  These contracts generated the majority of the Company’s revenue. In 2006, the Company’s primary customers were the Idaho National Laboratory (“INL”) and ORAU.  Each of INL, ORAU, and RealEnergy provided more than ten percent of the Company’s total revenue in 2007 and 2006.

In the future, the Company cannot be certain that it will derive the same percentages of federal contracted revenue due to a mission change at the INL and the fact that the Company has made a major transition into building its biofuels business.  The Company is continuously seeking additional revenue sources from engineering and alternative energy work for other private, commercial and government customers.

With regard to the Company’s entrance into the biogas production market, its first plant has been operational for two years and a significant 5-fold expansion of this facility is currently underway.  Construction of a second, even larger facility located near Wendell, Idaho is also underway.  The Company will own and operate both facilities and has a 15-year Supply and Purchase Agreement with the local gas utility to deliver and sell most of the gas produced from these facilities into the local distribution system.

The Company expects to realize a revenue stream from its biogas business in fiscal year 2008.  This revenue will be generated from sales of gas and digested fiber product from the biogas plants, from sale of carbon emissions credits, and from engineering fees related to development of additional biogas facilities.

Compliance with Applicable Laws and Regulations - The Company is in compliance with all current laws and regulations.

Changes in Laws and Regulations – None applicable.

Exposure to Litigation – None.

New Technologies – None.

Access to Capital - The Company will make reasonable efforts to meet cash flow demands from ongoing operations.  However, the Company believes that it will be necessary to supplement the cash flow from operations with the use of outside resources such as additional loans and investment capital.  As discussed below, the Company has entered into a Standby Equity Distribution Agreement with Cornell Capital that has provided working capital to fund a large portion of the biogas projects that are currently underway. Management has engaged an investment-banking firm to obtain bond financing under a State of Idaho approved bond inducement resolution to expand operations and production capabilities.

Capital Resources and Liquidity

As the Company expands into the biofuels business, it will face continuing challenges to finance this growth.  To obtain the funds necessary to complete the capital assets of Phase I of the Magic Valley development projects described above, the Company obtained bond financing as of November 7, 2006. The approximately $7 million was made available for these design and construction efforts. This debt will be payable over an 18 year period, starting after the anticipated commencement of full operations at these two facilities.

In addition to the capital expenditures for these first facilities, financing resources are needed to support operations. The Company has made reasonable efforts to meet cash flow demands from ongoing operations but the Company still may not always be able to obtain the funds to satisfy the Company’s working capital or other capital needs. The Company finished the three months ended March 31, 2007 with cash available of $1,956,973 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007 compared to $716,203 at June 30, 2006.  The Company believes that it will be necessary to continue to supplement the cash flow from operations with the use of outside resources such as investment capital by issuance of debenture notes and stock. The Company plans to use any additional funding to assist in the biogas production facility that is considered construction in progress, a component of Property, plant and equipment on the balance sheet.

As of March 31, 2007, the Company had positive working capital of $1,431,327 after receiving net proceeds of $2,225,000 from Cornell Capital on March 23, 2007 compared to a deficit of $37,821 as of June 30, 2006. The current ratio at March 31, 2007 was: 1.66:1 and 0.96:1 at June 30, 2006. The improvement is due primarily to the net proceeds of $2,225,000 from Cornell Capital on March 23, 2007.

During the nine months ended March 31, 2007, the Company used net cash of $526,232 for operating activities, compared to $1,116,731 of net cash used in operating activities for the same period in 2006. The decrease of cash used by operating activities is due mainly to the reduced net loss.

During the nine months ended March 31, 2007, the Company used $3,569,098 in investing activities, primarily in biogas generating facility construction costs, compared to $576,952 used in the same period in 2006.

During the nine months ended March31, 2007, financing activities provided $8,004,292 in net cash, including $503,976 received from the issuance of common stock and $10,140,000 in proceeds from long-term debt. In the comparable period for 2006, the Company had $1,904,695 of net cash provided by financing activities, of which $2,087,848 was proceeds from stock sales.

In April 2005, the Company signed a promissory note payable to Cornell Capital in the amount of $500,000.  The note, including accrued interest, was repaid on August 8, 2005.  On July 15 and August 16, 2005 the Company signed additional promissory notes payable to Cornell Capital in the amounts of $150,000 and $300,000, respectively.  The July note, and accrued interest thereon, was repaid on September 19, 2005 and the August note, and accrued interest thereon, was repaid on November 18, 2005.

On November 30, 2005, the Company signed an unsecured Promissory Note payable to Zions First National Bank in the amount of $100,000.  The purpose of the loan was to retire an existing term loan with US Bank and release the attendant security interest in the assets of the Company.  The note had a fixed rate of 8.00% and was paid in full on March 3, 2006.  The Company also signed Promissory Notes in the amount of $75,000 each, payable to two private individuals on October 31, 2005.  These 8% APR notes were paid in full on March 28, 2006.  The Company additionally paid off its unsecured shareholder notes payable from certain employees on March 28, 2006.  The first shareholder creditor, Mr. Kenoyer, made two loans to the company.  The first loan accrued interest at the rate of 10 percent and the second at 7 percent.  The combined principal and interest for both loans was $24,774.   The second shareholder creditor, Dr. Dustin, also made two loans to the company.  The first accrued interest at 10 percent and the second at 7 percent.  The combined principal and interest for both of Dr. Dustin’s loans was $47,426.   Payment of the above obligations has significantly reduced the Company’s long term debt.

Standby Equity Distribution Agreement

On March 10, 2005, the Company entered into a new Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital.  Pursuant to the Standby Equity Distribution Agreement, the Company, at its discretion, was permitted to periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $25 million.  For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital paid the Company 99% of the lowest closing bid price of the common stock on the Over-the-Counter Bulletin Board or other principal market on which the

Company’s common stock is traded for the five days immediately following the notice date.  Cornell Capital retained 5% of each advance under the SEDA.  The Company had exhausted the number of shares registered for sale under this Agreement and therefore no additional shares may be sold to Cornell under the SEDA.  Pursuant to this Agreement the Company had received net proceeds of $3,125,000 and issued 82,203,550, excluding the 10,524,532 shares issued as a commitment fee.

Bond Financing

On November 7, 2006, the Company’s wholly owned subsidiary, Intrepid Technology and Resources Biogas, LLC (“Intrepid Biogas”), completed a transaction for the construction financing of two of its solid waste disposal facilities. Pursuant to the transaction, a bond with a face value of $7,640,000 was issued by The Industrial Development Corporation of Gooding County, Idaho, an Idaho public corporation.  The bond bears interest at the rate of 7.5% per annum and matures on November 1, 2024 and subjects us to financial covenants, including leverage and coverage ratios.  In particular, the loan agreement pursuant to which the bond was issued requires minimum debt service coverage ratio of 1.10:1 after the first full year of operations of the facilities and the establishment of a special trust fund for the purpose of paying non-capitalized operating expenses of the Company relating directly to the bond-funded project.  This fund is to be established by July 1, 2007 and maintained until the Company’s debt service coverage ratio for the two most recently completed fiscal years of the Company equals or exceeds 1.65:1.

The Company is required to use the proceeds of the bond to finance the cost of acquiring, constructing and installing certain solid waste disposal facilities to be owned by Intrepid Biogas located on two existing dairy farms in the Counties of Gooding and Minidoka, Idaho.

Pursuant to the provisions of the agreements under which the bond was issued, payments sufficient for the prompt payment when due of the principal of, premium, if any, and interest on the bond are to be paid by the Company to the trustee for the bond and deposited in a special account created by the issuer.  The Company has pledged its ownership interest in, and all of the assets of Intrepid Biogas to secure the obligations under the bond financing.  Our failure to comply with the terms of the various loan agreements, including these restrictive covenants, may result in additional interest being due and would constitute an event of default, in some cases with notice or the lapse of time, that, if not cured or waived, could result in the acceleration of the bond and the sale or foreclosure of substantially all of our assets.   A foreclosure would result in a loss of any anticipated income and cash flow from, and our invested capital in, the affected biogas projects

Material Commitments for Capital Expenditures

In 2005, the Company completed construction and began operations of the initial phase of the Biogas Production facility at the Whitesides Dairy north of Rupert, Idaho.  In April 2006, construction began on a second facility at the WestPoint Dairy near Wendell, Idaho.  These two facilities will ultimately accommodate approximately 10,500 cows. Funding for this project was secured by a combination of outside investment capital and the senior debt bond financing discussed above and which is secured by a long-term gas off-take contract. The Company will own and operate both facilities.

Factors that are likely to cause our results to fluctuate include the following:

•

the gain or loss of significant customers or significant changes in engineering services market;

•

the amount and timing of our operating expenses and capital expenditures;

•

the success or failure of the biofuels projects currently underway;

•

the timing, rescheduling or cancellation of engineering customer’s work orders;

•

our ability to develop, complete, introduce and market biofuels and bring them to volume production in a timely manner;

•

the rate of adoption and acceptance of new industry standards in our target markets;

•

any other unforeseen activities or issues.

There is a limited public market for our common stock. Our common stock is listed on the OTC Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

We are subject to various risks associated with the development of the biofuels and alternative energy market place and if we do not succeed our business will be adversely affected.

Our success will largely depend on our ability to develop and implement the anaerobic digester biogas projects and generate energy and gas for sale.  We will respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis however, we cannot predict if we will be effective or succeed in the development of the biofuels and renewable energy markets.  If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to develop and operate in the biofuels market, our business, results of operations and financial condition could be materially adversely affected.

If needed, we may not be able to raise further financing or it may only be available on terms unfavorable to us or to our stockholders.

Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if the biogas facility(ies) does(do) not produce revenue for at least 12 months. It may become necessary to raise additional funds to respond to business contingencies, which could include the need to:

•

fund additional project expansion for the biofuels production;

•

fund additional marketing expenditures;

•

develop additional biofuels projects;

•

enhance our operating infrastructure;

•

hire additional personnel;

•

acquire other complementary businesses or technologies.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Seasonal Changes

The Company’s operating revenue is generally not affected by seasonal changes.

Senior Management

The Board of Directors and Officers of the Company were duly elected by the shareholders during the 2007 Annual Shareholder Meeting held December 1, 2006.

New Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4”, SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67”, SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No 29” and SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” were recently issued.  SFAS Nos. 151, 152, 153, and 154 have no current applicability to the Company or their effect on the financial statements would not have been significant.

In December 2005, the FASB issued SFAS 123 (revised 2005), “Accounting for Stock Based Compensation”.  This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  This revised statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods and services, including the grant of stock options to employees and directors. The Statement is effective for the Company’s fiscal year beginning July 1, 2006, and will require the Company to recognize compensation cost based on the grant date fair value of the equity instruments its awards. The Company currently accounts for those instruments under the recognition and measurement principles of APB Opinion 25, including the disclosure-only provisions of the original SFAS 123. Accordingly, no compensation cost from issuing equity instruments has been recognized in the Company’s financial statements. The Company estimates that the required adoption of SFAS 123 (R) will not have a negative impact on its consolidated financial statements.

DESCRIPTION OF BUSINESS

General

Intrepid Technology and Resources, Inc. specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production and Distribution area of the Renewable Energy sector.  Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass -- i.e. plant-derived organic matter.   The Company’s current primary focus is on biogas.

The Company has a staff of professional engineers and managers with experience in large construction projects, government service contracts, project and corporate management, and general design and engineering, giving the Company the tools and talents required to achieve its goals.  The Company is organized into three divisions to support the Company’s business strategy and successfully execute its business plan.  These are the Biofuels, Science and Technology, and Engineering Services Divisions.

Biofuels Division

The Biofuels Division is the heart of the Company and brings together the resources and talents of the other two divisions to develop biofuels projects.  Those biofuels of primary interest to the Company are:

•

Biogas - methane, or “natural gas”, derived from the anaerobic digestion (bacterial decomposition) of animal waste

•

Biodiesel – vegetable oil derived diesel fuel

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Ethanol - gasoline additive/substitute derived from starch crops (e.g. corn) or cellulosic biomass materials (e.g. wood, straw, etc)

•

Hydrogen - as may be derived from biogas or ethanol or other biomass materials in the future (for use in fuel cells, vehicles, or similar applications)

The Company has chosen to place initial emphasis and resource on biogas production via anaerobic digestion of animal manure.  Biogas is the least capital-intensive, the quickest to bring to market and, significantly, can serve as a critical component to the success of each of the other three biofuels lines.

Biodiesel and Ethanol production facilities continue to be an important part of the Company’s overall business line and parallel planning work is being done.  However, these projects require significantly more time and capital resources to develop, and for that reason are on a slower execution track.

Science and Technology Division

The Science and Technology Division is a collection of over 200 nationally recognized experts with whom the Company has consulting agreements to provide advice and service on an as-needed basis.  These individuals typically possess advanced academic credentials and extensive science or engineering work experience in a various scientific and engineering disciplines, including nuclear science, renewable energy, material science, construction management, soil science, crop management, process engineering, and others.

Engineering Services Division

The Engineering Services Division brings together a team of highly experienced management, construction and technical personnel along with professionally registered engineers to provide complete “design-build-operate” capability.  Besides support of internal Company projects and initiatives, the Division also provides services to a diverse external customer base ranging from the federal government to private commercial and industrial clients.

Mining and Mineral Rights

The Company previously owned rights to precious metals properties in Montana.  On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) to attempt to jointly sell the mineral and surface rights.  A potential sale in FY 2005 failed to materialize. The Company subsequently divested itself of its interest in these rights on May 3, 2006.  Under the terms of the divestiture Agreement, the Company holds a 1st lien on any minerals mined from the property until the amount owed to the Company is paid in full.  The proceeds from any such sale of minerals would result in a gain to the Company, as the rights were previously written off as having no value.  Such proceeds would be used to provide working capital for current projects and support the ongoing operations of the Company.

Customers

In 2006, the Company managed engineering services contracts with Idaho National Laboratory (“INL”) at Idaho Falls, Idaho, Oak Ridge Associated Universities (“ORAU”) based in Oak Ridge, Tennessee, and with 4D2 International, each of which provide engineering, design, planning and technical management services to a variety of government and industrial clients worldwide.  These contracts generated the majority of the Company’s revenue in fiscal year 2006.

During fiscal year 2006 the Company continued its major transition from being primarily a provider of engineering services to becoming a provider/owner/operator of biogas facilities and producer and distributor of biogas products.  Its first facility, which is 100% owned by the Company and was financed entirely through Company equity (profits from engineering service contracts and private placement sales of stock), became operational in November 2004.  A 5-fold expansion of that facility is currently underway, as is construction of a larger second facility located 35 miles west of the first facility.   The Company will own and operate both facilities and financed construction with a combination of equity and debt financing.  As discussed above, the debt financing was secured using a tax-exempt bond.   Pro forma numbers based on conservative natural gas futures indicate revenue generated from the sale of gas, fiber and carbon credits appear to be adequate to service the bond debt, pay operating expenses and generate acceptable profit percentages.

Markets

Renewable and Alternative Energy are those forms of energy that can be used as an alternative to fossil energy such as oil, natural gas and coal. Fossil energy is encumbered by significant environmental concerns and presents energy security issues as well. Over 60% of the oil used by the United States comes from foreign countries, much of it from the Middle East. Although natural gas is cleaner to burn than oil and coal, domestic supplies of natural gas are being quickly consumed causing prices to escalate and creating a significant problem for industrial plants that have energy intensive operations.

Quoting from the U.S. Department of Energy (“DOE”) 2006 Annual Energy Outlook Report:  “A large proportion of the onshore lower 48 conventional natural gas resource base has been discovered. New reservoir discoveries are expected to be smaller and deeper, and thus more expensive and riskier to develop and produce. Much of the onshore lower 48 nonassociated (NA) conventional natural gas production in the reference case comes from existing large fields, as lower 48 NA onshore conventional natural gas production declines…” The report goes on to say, “Incremental production of lower 48 onshore natural gas production comes primarily from unconventional resources…”

While the DOE is looking at those “unconventional resources”, primarily consisting of coal bed methane, tight sandstones, and gas shales, another DOE study estimates that, worldwide, between 25 and 37 quadrillion BTUs of methane is released into the atmosphere due to natural decomposition of organic material.  This is equivalent to between 25 and 38 percent of all the energy used in the U.S. annually.  The study went on to estimate that biogas production from farm waste, landfills and municipal sewage alone is approximately 3.5 quadrillion BTUs of methane, one third of which (or about 1.25 quadrillion BTUs) could feasibly be captured.  This is equivalent to 6 percent of all the natural gas used in the U.S. each year.

In November 2004, 13 countries joined the U.S. to formally create the “Methane to Markets Partnership”.  The purpose of this Partnership is to advance international cooperation on the recovery and use of biogas-derived methane as a valuable and viable clean energy source, and in the process, increase energy security, improve environmental quality, and reduce greenhouse emissions throughout the world.  Under the Partnership, members will work in coordination with the private sector to share and expand the use of technologies to capture methane emissions that are now wasted in the course of industrial and agricultural processes and use them as a new energy source.

The Company feels confident that adequate economic incentives exist and that we have gained enough practical, hands-on experience to be poised to become a significant force in developing the “Methane to Markets” concept in the United States.

We have tested and refined both the technology and our business model though the design, construction and nearly two years of continuous operation of our commercial prototype facility at the Whitesides Dairy near Rupert, Idaho.  We have processed nearly ten million gallons of manure through that facility since we began operations in November of 2004, and have demonstrated our ability to consistently produce 99.6% purity methane having a BTU content of over 1000 BTU/cubic foot of gas. As a result, we believe we have validated our business plan

Competition

The principal competitors in the engineering services sector are privately held or employee owned companies and therefore not actively traded on any market.  With respect to the Company’s current biogas focus, there are many other providers that supply and build anaerobic digesters for animal operations.  Among some of the more prominent companies are Microgy Co-Generations Systems (a subsidiary of Environmental Power Corp.), RCM Digester Systems, and GHD, Inc. Environmental Services.  However, to the best of the Company’s knowledge, none of their systems produces the quality of biogas (in terms of energy content per volume of gas produced) produced by the proprietary system the Company employs, nor do they share its flexibility, operability and maintainability advantages.

The Company’s Whitesides biogas facility was the first agricultural anaerobic digester to be built, and is currently the only operational facility of its kind, in the State of Idaho.  Other facilities have been discussed, and two dairymen have had federal grants to construct on-farm digesters for over two years, but as yet, ground has not been broken on either one.  This gives the Company a substantial lead over any competition within the State.

The Company believes that the principal competitive factors applicable to all areas of its business are:

•

Exclusive access to proprietary technology

•

Ability to service much larger dairy/beef operations than previously feasible

•

Proximity to major dairy/beef operations (Idaho has the fifth largest number of dairy cows of any state in the U.S.)

•

Strong internal technical, management and scientific capabilities

•

Key strategic alliances

•

Breadth of “work for others” services offered

•

Customer service reputation

•

Dependability, technical proficiency and environmental integrity

•

Operational experience

•

Quality of working relationships

Management believes the Company is, and will continue to be, competitive based on these factors.

Description of Properties

The Company’s property and equipment are well maintained, in good operating condition and suitable for the Company’s current and projected needs.   Company headquarters are located in Idaho Falls, Idaho in leased office space.  Its

Idaho Falls CNG gas filling station is also on leased property, as is its Boise, Idaho satellite office.  The Company’s Biogas Plant #1 is on leased property in Rupert, Idaho and its Biogas Plant #2 is on leased property in Wendell, Idaho.  The Idaho Falls office lease runs through May 2008, the Boise office through March 2008, the CNG station property lease through September 2008, and the Biogas Plant leases through December 2024.  The following table sets forth certain information regarding the principal operating facilities/properties owned or leased by the Company.

Location	Function	Size	Own/Lease	Lease Expiration Date	Annual Rent	Utilization

Idaho Falls, Idaho	Corporate Office	5,500 sq. ft.	Lease	05/31/2008	$75,299.76	100%

Idaho Falls, Idaho	CNG Gas Station	1/4 acre	Lease	09/30/2008	$ 6,000.00	100%

Rupert, Idaho	Biogas Plant #1	½ acre	Lease	10/13/2026	Property taxes & utilities	100%

Wendell, Idaho	Biogas Plant #2	1 acre	Lease	10/13/2026	Property taxes & utilities	100%

Boise, Idaho	Satellite Office	600 sq. ft.	Lease	02/28/2008	$10,444.20	100%

Garnet Mineral Rights

The Company previously owned rights to precious metals properties in Montana.  On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) to attempt to jointly sell the mineral and surface rights.  A potential sale in FY 2005 failed to materialize. The Company subsequently divested itself of its interests in these rights on May 3, 2006.  Under the terms of the divestiture Agreement, the Company holds a 1st lien on any minerals mined from the property until the amount owed to the Company is paid in full.  The proceeds from any such sale of minerals would result in a gain to the Company, as the rights were previously written off as having no value.  Such proceeds would be used to provide working capital for current projects and support the ongoing operations of the Company.

Location

These rights are on lands in the Garnet Mining District located in Western Montana approximately fifty miles northeast of Missoula, Montana. The Garnet District occupies the crest of the Garnet Range, and is accessible from Interstate 90 to the south, via a rough road leading from the Bearmouth exit.

From the north, access is via a well-maintained county road leaving Montana State Highway 200 near the Lubrecht Camp exit, five miles east of Potomac.

Legal Proceedings

The Company is not the subject of any pending legal proceedings to the knowledge of management, nor is there any presently contemplated against the Company by any federal, state, or local government agency.

Employees

The Company has a total of 14 employees.  Of these, 12 are full-time employees and 2 are part-time employees. Classified employees consist of 2 executive officers, 1 finance, 6 engineering, 1 construction, 3 plant operation, and 1 administrative personnel. None of our employees are represented by a collective bargaining agreement; and we consider our relations with our employees to be good.

MANAGEMENT

Officers and Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Intrepid.

Name	Age	Title

D. Lynn Smith	56	Chairman of the Board of Directors

Dr. Dennis D. Keiser	67	Chief Executive Officer and Director

Dr. Jacob D. Dustin	59	President / Chief Operating Officer / Treasurer and Director

William R. Myers	64	Director

Steven Whitesides	47	Director

David Hawk	62	Director

Bradley J. Frazee	46	Vice President, Biomethane Operations and Secretary
Donald J. Kenoyer	50	Vice President, Engineering/Construction Management
Robert V. Searcy	45	Comptroller

Certain biographical information of our directors, officers, and key employees is set forth below.

D. Lynn Smith.  Mr. D. Lynn Smith, a director since 2002, Vice Chairman of the Board of Directors since May 23, 2006, and Chairman of the Board of Directors since December 4, 2006, has over thirty years experience as a Certified Public Accountant, and is a partner in Galusha, Higgins & Galusha, P.C, of Idaho Falls, Idaho, a regional public accounting firm. His experience includes audit, tax, individual and business litigation support and individual and business planning with a special emphasis on agriculture and agribusiness.

Dennis D. Keiser.  Dr. Keiser has served the Company as a director and Chief Executive Officer since 2002. From 2002 until May 23, 2006, Dr. Keiser also served as President. In 2001, Dr. Keiser was a founder of Western Technology Management, which ultimately merged into the Company. Prior to that, he managed a Science and Technology Laboratory for the United States Department of Energy, and was involved in energy and environmental research and development.  Dr. Keiser has corporate executive experience in science, engineering and business management spanning three decades and has managed large technical and business operations with Fortune 500 companies.

Jacob D. Dustin.  Dr. Dustin has served as a director, Vice President, Secretary and Treasurer of the Company since 2002. On May 23, 2006, Dr. Dustin was appointed President and Chief Operating Officer and relinquished his position as Secretary.  From 1999 to 2000, he was employed by Bechtel Corporation at the Idaho National Engineering and Environmental Laboratory. From 1995 to 1999, he was an employed by Parsons, an architectural and engineering firm. In 1995, he retired from the United States Air Force with the rank of Colonel. He brings thirty years of experience in operational and engineering leadership positions managing large, diverse groups of engineers, scientists and technicians and programs with annual budgets in excess of $100M.

William R. Myers.  Mr. Myers, a director since 2002, has for the past five years been president of Myers Associates International, Inc., which provides technical and management consulting, business development and construction management for domestic and international firms. He has extensive business development and strategic planning background with architectural engineering, research and development, construction, environmental science and startup entrepreneurial firms in both national and international settings.

Steven Whitesides.  Mr. Steven Whitesides, a director since 2005, provides critical insight to the Company regarding the dairy business. He has nearly 30 years experience in the operation and management of agricultural businesses ranging from feed mills to dairy and beef operations. He is co-owner and operator of one of the largest and most progressive dairies in the State of Idaho and has a consistent history of demonstrating leadership in the advancement and betterment of the dairy industry as a whole.

David Hawk.  Mr. Hawk was appointed to the Board of Directors on March 26, 2007.  He recently retired from his position as the Director of Energy Natural Resources of the J.R. Simplot Company in Boise, Idaho and was responsible for determining current and future company energy needs and identifying and managing the methods by which those needs are met. Mr. Hawk has experience with various energy projects, and has an extensive record of providing testimony to Canadian and U.S. federal and state regulatory bodies on natural gas pricing, pipeline and utility rate making, and avoided cost (PURPA) issues. He has been a frequent lecturer and keynoter at a variety of conferences on renewable and alternative energy resources along with traditional sources including conservation and efficiency.  Mr. Hawk has also served as Chairman of the Board of Directors for Remington Oil and Gas Company, a publicly traded oil and gas exploration and production company headquartered in Dallas, Texas.

Bradley J. Frazee. Mr. Frazee has served as the Company’s Vice President, Biomethane Operations since 2006 and our Alternative Energy and Biofuels Division Manager from 2002 to 2006.  Mr. Frazee was appointed Secretary on May 23, 2006. He brings over 20 years of project and management and operations experience with corporations such as Westinghouse, Lockheed Martin, and Bechtel to the Company and has been instrumental over his career in brining major chemical and nuclear systems through construction and into production.

Donald J. Kenoyer.  Mr. Kenoyer has served as the Company’s Vice President, Engineering/Construction Management since 2006.  Mr. Kenoyer 20 years of experience in project engineering and planning including cost estimating, scheduling, project controls, contracts, design, and field engineering. His prior experience includes over 10 years with the former Morrison-Knudsen Corporation working multi-million dollar construction projects for a variety of commercial, industrial, and governmental clients nationwide.

Robert V. Searcy.  Mr. Searcy has served as the Company’s Comptroller since 2006.  Prior to joining Intrepid, Mr. Searcy served for 17 years as the Chief Financial Officer of Idaho Pacific Holdings, Inc., one of the largest dehydrated potato food processors in North America.  He holds a B.S. degree in Accounting and Business from Brigham Young University.

Directors’ Compensation

Prior to November 2004, the Board members received no direct compensation.  In September 2005, the Compensation Committee approved a Director’s Compensation Plan, retroactive to December 1, 2004.  The Director’s Compensation Plan compensates each director $2,000 per face-to-face meeting (plus reasonable travel expenses) and $250 per formal conference call, or a minimum of $8,000 annually.  Mr. Smith also received 200,000 options issued under the 2003 Stock Option Plan on January 13, 2005 with an exercise price of $0.038 (the fair market value on the date of grant) for the additional time he devoted as Chair of the Audit Committee. No other fees were accrued or paid to them.

Code of Ethics

On October 25, 2004, the Board of Directors adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics.

Executive Compensation

The following table shows, for each of the three years ended, compensation awarded or paid to, or earned by the Company’s Chief Executive Officer and its other most highly compensated executive officers and key employees at June 30, 2006 and the prior two years in all capacities.

SUMMARY COMPENSATION TABLE

	Annual Compensation		Deferred Compensation	All Other Compensation
Current Position	Year	Salary		Number of Shares	Market Value

Dr. Dennis D. Keiser(1)(2)	2006	$ 104,000	-0-	-0-	-0-
Chief Executive Officer	2005	$ 99,960	$ 76,680	-0-	-0-
	2004	$ 79,320	-0-	2,000,000	$ 70,000

Dr. Jacob D. Dustin (1)(3)	2006	$ 104,000	-0-	-0-	-0-
President, Chief Operating Officer,	2005	$ 78,240	$ 18,720	-0-	-0-
and Treasurer	2004	$ 81,120	-0-	2,000,000	$ 70,000

Donald J. Kenoyer(4)	2006	$ 104,000	-0-	-0-	-0-
Vice President, Biomethane Engineering/Construction Management	2005	$ 99,888	$ 9,137	-0-	-0-
	2004	$ 110,375	-0-	1,500,000	$ 52,500

Bradley J. Frazee (5)	2006	$ 104,000	-0-	-0-	-0-
Vice President, Bio methane Operations and Secretary	2005	$ 87,823	$ 9,137	2,754,100	$108,655
	2004	$ 81,120	-0-	1,500,000	$ 52,500

_______________

(1)

Other Compensation in fiscal year 2004 consisted of a grant of 2,000,000 common stock options on January 1, 2004.

(2)

Mr. Keiser also served as Chairman and President until May 23, 2006.

(3)

Dr. Dustin was appointed to the additional posts of President and Chief Operating Officer on May 23, 2006, and on that date relinquished his position as Secretary.

(4)

Other Compensation in fiscal year 2004 consisted of a grant of 1,500,000 common stock options on January 1, 2004.

(5)

Other Compensation in fiscal year 2005 consisted of a grant of 2,000,000 common stock options on August 31, 2004 and 754,100 common stock options on January 13, 2005.  Mr. Frazee was appointed as Secretary on May 23, 2006.

The Company has a stock option plan for the issuance of options; however in fiscal year 2004 the officers did not elect to take deferred compensation but were paid a portion of deferred compensation in common stock and options.

Stock Options

The Company, on a discretionary basis, may grant options to its executive officers, and key employees under the 2003 Stock Option Plan (the “Plan”). As of June 30, 2006, options to purchase 25,000,000 shares were outstanding with no shares remaining available for grant. There were no grants of options made in fiscal year 2006. The following table provides information concerning fiscal year 2006 stock option grants to the Company’s executive officers and key employees.

The following table provides information concerning executive officers’ and key employees’ stock options exercised in 2006, and those remaining outstanding at the end of 2006.

			Unexercised Options (1)		Value of Unexercised In-the Money (2) Options at FYE
Name	Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
D. Keiser	-0-	-0-	3,000,000	-0-	$ 70,000	-0-
J. Dustin	-0-	-0-	2,800,000	-0-	$ 62,000	-0-
D. Kenoyer	-0-	-0-	2,213,700	-0-	$ 51,048	-0-
B. Frazee	-0-	-0-	4,881,400	-0-	$ 76,641	-0-

(1)	All options granted were exercisable as of the option grant dates, which were December 20, 2002, January 1, 2004, August 31 2004 and January 13, 2005.
(2)

A stock option is considered to be “in-the-money” if the price of the related stock is higher than the exercise price of the option. The closing market price of the Company’s common stock was $0.05 per share on the OTC Bulletin Board at the close of business on June 30, 2006.

Stock Option Plan

The options issued will expire five years from the date of issue and were all vested 100% at the date of issue. The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required.

Type of Options: Two types of options may be granted under the Plan: (1) options intended to qualify as incentive stock options under the Internal Revenue Code, and (2) non-qualified stock options not specifically authorized or qualified for preferential federal income tax consequences. Generally, gains on the stock purchased through the exercise of incentive stock options are taxed to the recipient upon the sale of the stock. Gains in respect of non-qualified stock options are taxed upon the exercise of the option.

Administration: The Plan is administered by the Company’s Compensation Committee, which is comprised of directors who are also eligible to participate in the Plan.

Eligibility and Participation.

All employees, including employee directors, directors, and consultants of the Company are eligible to participate in the Plan.

Rights as a Stockholder.  Except as expressly provided in the Plan, the recipient of an option has no rights as a stockholder (such as voting or dividends) with respect to shares covered by the recipient’s option until the date of issuance of a stock certificate for such shares.

Transferability.  During the life of the option holder, any stock option will be exercisable only by the recipient, and will be transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Duration of the Plan.  The Plan is effective until all options have been granted under the Plan or ten years from December 6, 2002, the date the Plan was originally adopted.

Purchase Price.  The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required.

Basic Terms of Options.  Each option is evidenced by a stock option agreement containing terms and conditions not inconsistent with the provisions of the Plan. The Compensation Committee has discretion to set vesting schedules for options. When vested, options are exercisable in whole or in part upon grant until the option terminates or expires. Vested Non-qualified Stock Options expire within five years of grant and terminate 2 months after termination of employment or one year following the death of the holder.

Compensation Committee

The Compensation Committee members are Messrs. Lynn Smith, William Myers, David Hawk and Steven Whitesides. They are responsible for developing, and making decisions with respect to, the Company’s executive compensation policies. For the fiscal year 2007, the Committee also intends to review and approve the Company’s compensation and benefit plans and continue to administer the key employee and executive officer 2003 Stock Option Plan and 2005 Stock Incentive Plan.

The Company believes that executive compensation should reflect value created for stockholders in furtherance of the Company’s strategic goals. The following objectives are among those utilized by the Compensation Committee:

1. Executive compensation should be meaningfully related to long-term and short-term value created for stockholders.

2. Executive compensation programs should support the long-term and short-term strategic goals and objectives of the Company.

3. Executive compensation programs should reflect and promote the Company’s overall value, business growth and reward individuals for outstanding contributions to the Company.

4. Short and long term executive compensation are critical factors in attracting and retaining well-qualified executives.

Base Salary

The Compensation Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similar companies in the industry. The Compensation Committee also considers (i) the performance of the Company and contributing roles of the individual executive officers, (ii) the particular executive officer’s specific experience and responsibilities, and (iii) the performance of each executive officer.  It should be noted, as indicated in the Summary Compensation Table above, that the executive officers received a portion of their salary and the balance was deferred. The base salaries for 2006 were established by the Committee at levels believed to be at or somewhat below competitive amounts paid to executives of companies in the environmental industry with comparable qualifications, experience and responsibilities. During 2006, Dr. Dennis D. Keiser, the Chief Executive Officer of the Company, received a base salary of $104,000, which the Committee believes to be below average for the base salary of chief executive officers with comparable qualifications, experience and responsibilities of other companies in the engineering and mining industry. The base salary of Dr. Jacob D. Dustin was $104,000 and is also below the industry average for his appointment as President and Acting Secretary and Treasurer.

The Company does not provide any retirement, pension, or 401(k) plan for any employees.

Annual Incentives

The bonus program provided for no bonuses in 2006. The Compensation Committee has not yet approved a management bonus plan for 2007.

Long-Term Incentives

The stock option program and employee incentive program are the Company’s long-term incentive plan for executive officers and key employees. The objectives of these programs are to align executive officer compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company’s common stock. In addition, grants of stock options to executive officers and others are intended to retain and motivate executives to improve long-term corporate and stock market performance. Stock options are to be granted at no less than market values on the grant date, and will only have value if the Company’s stock price increases above the grant price.

Audit Committee

The Audit Committee of the Company is responsible for assisting the Board in monitoring the integrity of the financial statements of the Company. Management is responsible for the Company’s internal controls and the financial reporting process. The external auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes. As part of its activities, the committee:

1.   reviewed and discussed with management the audited financial statements of the Company;

2.   discussed with the independent auditors the matters required to be communicated under Statement and Auditing Standards No. 61 (Communications with Audit Committees);

3.   received the written disclosures and letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent’s Discussion with Audit Committee); and

4.   discussed with independent auditors their independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements of the Company for the year end of June 30, 2005, be included in the Company’s annual report on Form 10-KSB filed with the Securities and Exchange Commission.

The Audit Committee of the Company consists of the following members:

•

D. Lynn Smith, Chairman

•

David Hawk

•

William R. Myers

•

Steven Whitesides

Audit Fees

The aggregate fees billed to us by Jones Simkins PC and Eide Bailly LLP (formerly known as Balukoff Lindstrom & Co. PA), for the audit of our financial statements and all amendments for the fiscal years ended June 30, 2006, and 2005, and for reviews of financial statements included in our quarterly reports on Form 10-QSB and amendments thereto, for the fiscal years 2006 and 2005, respectively are shown in the table below:

	Audit Fees		Tax Fees		Consulting or Other Fees
Auditor	2006	2005	2006	2005	2006	2005
Jones Simkins PC	$30,918	$ 32,303	-0-	-0-	$2,265	-0-
Eide Bailly LLP	$ 575	$ 43,173	-0-	-0-	$1,125	-0-

The Audit Committee of the Board of Directors has appointed Jones Simkins PC as independent auditors to audit the financial statements of the Company for the year ended June 30, 2007. Jones Simkins PC has examined the financial statements of the Company for the fiscal years ended June 30, 2006.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 2, 2007 concerning: (i) each person who is known by Intrepid to own beneficially more than 5% of Intrepid’s outstanding common stock; (ii) each of Intrepid’s executive officers, directors and key employees; and (iii) all executive officers and directors as a group.  Common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares of common stock shown.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)

Cornell Capital Partners, LP 101 Hudson Street -Suite 3700 Jersey City, New Jersey 07302	87,648,421(2)(3)	25.3%

Dr. Dennis D. Keiser 501 W. Broadway #200 Idaho Falls, Idaho 83402	11,111,144(4)	4.5%

Dr. Jacob D. Dustin 501 W. Broadway #200 Idaho Falls, Idaho 83402	8,031,001(5)	3.2%

William R. Myers 501 W. Broadway #200 Idaho Falls, Idaho 83402	3,469,192(6)	1.4%

D. Lynn Smith 501 W. Broadway #200 Idaho Falls, Idaho 83402	1,875,000(7)	0.8%

Steven Whitesides 501 W. Broadway #200 Idaho Falls, Idaho 83402	7,101,666(8)	2.9%

David Hawk 501 W. Broadway #200 Idaho Falls, Idaho 83402	0	--

Bradley J. Frazee 501 W. Broadway #200 Idaho Falls, Idaho 83402	5,454,100(9)	2.2%
Donald J. Kenoyer 501 W. Broadway #200 Idaho Falls, Idaho 83402	5,924,700(10)	2.4%
Robert V. Searcy 501 W. Broadway #200 Idaho Falls, Idaho 83402	919,367(11)	0.4%

All officers, directors and key employees as a group (nine individuals)	43,886,170(12)	17.0%

__________________________

(1)

Applicable percentage of ownership is based on 244,428,642 shares of common stock outstanding as of April 30, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of May 2, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 2, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)

Cornell Capital Partners, L.P. is a Cayman Island exempt limited partnership.  Cornell is managed by Yorkville Advisors, LLC.  Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

(3)

Consists of (a) 67,398,421 shares of common stock issuable upon conversion of the Debentures based on the conversion price of $0.05193 in effect as of May 2, 2007, (b) 15,000,000 shares of common stock issuable upon exercise of the Warrants, (c) 5,000,000 shares of common stock issuable upon exercise of the warrants we issued to Cornell Capital on December 1, 2006 and (d) 250,000 shares of common stock issued to Cornell Capital on March 23, 2007.   Under the terms of the Debentures and the Warrants, Cornell Capital may not convert the Debentures or exercise the Warrants to the extent such conversion or exercise would cause Cornell Capital, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Debentures which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares and percentage in the table above does not reflect this limitation.  See "Selling Stockholder."

(4)

Dr. Keiser’s beneficial shares include 7,202,052 shares of common stock owned by him and his wife and 909,092 owned by his children, and 3,000,000 shares subject to options exercisable within 60 days.

(5)

Dr. Dustin’s beneficial shares include 3,606,001 shares of common stock owned by him and his wife and 1,625,000 owned by his children, and 2,800,000 shares subject to options exercisable within 60 days.

(6)

Includes 3,184,192 shares of common stock owned by Mr. Myers and 285,000 shares subject to options exercisable within 60 days.

(7)

Includes 1,375,000 shares of common stock owned by Mr. Smith and 500,000 shares subject to options exercisable within 60 days.

(8)

Includes 7,101,666 shares of common stock owned by Mr. Whitesides and 0 shares subject to options exercisable within 60 days.

(9)

Includes 572,700 shares of common stock owned by Mr. Frazee and 4,881,400 shares subject to options exercisable within 60 days.

(10)

Includes 3,711,000 shares of common stock owned by Mr. Kenoyer and his wife and 2,213,700 shares subject to options exercisable within 60 days.

(11)

Includes 329,367 shares of common stock owned by Mr. Searcy and 590,000 shares subject to options exercisable within 60 days.

(12)

Includes 29,616,070 shares of common stock and 14,270,100 shares subject to options exercisable within 60 days.

There are no arrangements or understandings among the entities and individuals referenced above or their respective associates concerning election of directors or other any other matters which may require shareholder approval.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Intrepid Technology and Resources, Inc.’s common stock is currently listed on the OTC Bulletin Board under the symbol “IESV”.  The common stock began trading in the 1st quarter of 2001.  The high and low closing bid prices by quarter for the last two fiscal years are shown below.  The quotations noted below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.  No dividends were paid per common share for any quarter in the last two years:

FISCAL YEAR 2007	High Bid	Low Bid
First Quarter	$0.0775	$0.0435
Second Quarter	0.0750	0.0510
Third Quarter	0.0700	0.0550
Fourth Quarter (Through May 2, 2007)	0.0620	0.0570

FISCAL YEAR 2006	High Bid	Low Bid
First Quarter	0.0760	0.0580
Second Quarter	0.0605	0.0400
Third Quarter	0.0621	0.0410
Fourth Quarter	0.1080	0.0410

FISCAL YEAR 2005	High Bid	Low Bid
First Quarter	0.0650	0.0370
Second Quarter	0.0500	0.0400
Third Quarter	0.1550	0.0350
Fourth Quarter	0.1000	0.0580

As of May 2, 2007, Intrepid had approximately 1,290 shareholders of record.

Dividend Policy

No dividends have ever been declared by the Board of Directors of the Company on its common stock. At the present time the Company does not anticipate paying dividends, cash or otherwise, on its common stock in the foreseeable future. Future dividends will depend on the Company’s earnings, if any, its financial requirements and other factors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue 350,000,000 shares of Common Stock, par value $0.005 per share, of which 244,428,642 shares were issued and outstanding at May 2, 2007. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement will be, fully paid and non assessable.

Preferred Stock

The Company has no issued or outstanding shares of Preferred Stock.

Pursuant to the authority set forth in its Articles of Incorporation, on March 19, 2007, the Company filed Articles of Amendment (the “Articles of Amendment”) with the Secretary of State of the State of Idaho creating a series of 150,000 shares of Series A Preferred Stock.  Each share of the Series A Preferred Stock is convertible into 500 shares of the Company’s common stock (or 75,000,000 shares in the aggregate) at any time after the Company has filed an amendment to its certificate of incorporation increasing the authorized number of shares of common stock to 500,000,000, is not entitled to any dividend other than to the extent that dividends are also declared on the Company’s common stock, will share in the liquidation of the Company on a proportionate basis with the Company’s common stock and, except as otherwise required by law, votes with the Company’s common stock, as a single class, on an as converted basis.  The shares of Series A Preferred Stock were created with the intention of being pledged to Cornell Capital to secure the Company’s obligations under the Debentures.   However, as a result of subsequent negotiations between the parties, Cornell required the Company to grant to it a security interest in its assets in lieu of the pledge, and accordingly no shares of Series A Preferred Stock have been or will be issued or pledged to Cornell.

Warrants

The Company issued 5,000,000 warrants to Cornell Capital on December 1, 2005 in exchange for the release of Cornell Capital’s security interest in the assets of the Company. The exercise price for those warrants is $0.055 per share. The warrants were effective on issue and expire five years from the date of issuance, or December 1, 2010.

Transfer Agent

Intrepid’s transfer agent is Columbia Stock Transfer Company, P.O. Box 2196, Coeur d’Alene, Idaho 83816-2196, telephone 208-664-3544.

Reports to Shareholders

We intend to furnish our shareholders with annual reports, which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for our most recent fiscal year.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the  registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the site is http://www.sec.gov.

Indemnification of Directors and Executive Officers and Limitation on Liability

The laws of the state of Idaho under certain circumstances provide for indemnification of the Company’s officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Anti-Takeover Effects of Provisions of The Articles of Incorporation

Authorized and Unissued Stock. Authorized but unissued shares of common stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended June 30, 2006 and June 30, 2005 have been audited by Jones Simkins P.C. The report of Jones Simkins P.C. included in this prospectus is in reliance upon the authority of this firm as experts in accounting and auditing. The report of Jones Simkins P.C. contained elsewhere in this prospectus contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Moffatt Thomas Barrett Rock & Fields, Chartered, US Bank Plaza Bldg, 101 S. Capitol Blvd., 10th Floor, P.O. Box 829, Boise, ID 83701, which has acted as our outside legal counsel in relation to certain, restricted tasks.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

FINANCIAL STATEMENTS

INTREPID TECHNOLOGY AND RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
	March 31,	June 30,
	2007	2006
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash	$1,956,973	716,203
Restricted cash	1,578,152	-
Accounts receivable, net	33,360	53,252
Prepaid expenses	18,936	66,076
Bond issuance costs	-	138,896
Other assets	3,380	2,245

Total current assets	3,590,801	976,672

Property, plant, and equipment, net	8,206,419	2,218,392
Restricted cash	1,090,040	-
Debt issuance costs, net	1,299,636	-

Total assets	$14,186,896	3,195,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,440,765	187,140
Accrued expenses	718,709	271,089
Note payable	-	556,264

Total current liabilities	2,159,474	1,014,493

Long-term Liabilities:
Accrued interest payable	3,699	-
Long-term debt	7,658,265	-
Embedded derivative liability	2,230,252	-

Total long-term liabilities	9,892,216	-

Total liabilities	12,051,690	1,014,493

Commitments and contingencies

Stockholders' equity:
Preferred stock, $1 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $.005 par value; 350,000,000 shares
authorized, 243,919,568 and 230,100,973 shares
issued and outstanding, respectively	1,219,598	1,150,505
Additional paid-in capital	10,412,806	9,183,892
Stock subscription receivable	(16,200)	(16,200)
Accumulated deficit	(9,480,998)	(8,137,626)

Total stockholders' equity	2,135,206	2,180,571

Total liabilities and stockholders' equity	$14,186,896	3,195,064

The accompanying notes are an integral part of these financial statements.

INTREPID TECHNOLOGY AND RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenues, net	$48,437	97,592	245,000	358,880
Costs of revenues	13,370	73,049	102,766	288,744

Gross profit	35,067	24,543	142,234	70,136

Operating expenses:
General and administrative	76,905	415,399	968,937	1,093,366
Research and development	20,986	74,927	84,839	207,473

Loss from operations	(62,824)	(465,783)	(911,542)	(1,230,703)

Other income (expense):
Interest income	3,968	12	11,546	12
Interest expense	(46,123)	(20,046)	(59,124)	(298,152)
Loss on embedded derivative
liability	(384,252)	-	(384,252)	-

Loss before provision for
income taxes	(489,231)	(485,817)	(1,343,372)	(1,528,843)

Provision for income taxes	-	-	-	-

Net loss	$(489,231)	(485,817)	(1,343,372)	(1,528,843)

Net loss per common share -
basic and diluted	$-	-	(0.01)	(0.01)

Weighted average common
shares - basic and diluted	243,537,000	172,218,000	241,091,000	157,169,000

The accompanying notes are an integral part of these financial statements

INTREPID TECHNOLOGY AND RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended March 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net loss	$(1,343,372)	(1,528,843)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock compensation expense	150,031	100,144
Common stock warrants-interest expense	-	199,764
Depreciation	33,454	42,022
Amortization of debt issuance costs	34,446	-
Interest expense on debentures	-	22,781
Accretion-debenture interest expense	18,265	-
Loss on embedded derivative liability	384,252	-
(Increase) decrease in:
Accounts receivable	19,892	58,788
Prepaid expenses	(9,860)	43,544
Debt issuance costs, net	-	(57,542)
Other assets	(1,135)	655
Increase (decrease) in:
Accounts payable	(24,774)	(8,585)
Accrued expenses	212,569	10,541

Net cash used in operating activities	(526,232)	(1,116,731)

Cash flows from investing activities:
Purchases of property and equipment	(3,569,098)	(576,952)

Net cash used in investing activities	(3,569,098)	(576,952)

Cash flows from financing activities:
Proceeds from long-term debt	10,140,000	1,102,681
Payments on long-term debt	-	(1,109,471)
Payments on note payable	(1,434,498)	(60,613)
Debt issuance costs	(1,180,686)	-
Issuance of common stock	503,976	2,087,848
Common stock offering costs	(24,500)	(115,750)

Net cash provided by financing activities	8,004,292	1,904,695

Net increase in cash	3,908,962	211,012

Cash, beginning of period	716,203	65,737

Cash, end of period	$4,625,165	276,749

The accompanying notes are an integral part of these financial statements

INTREPID TECHNOLOGY AND RESOURCES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2007 and 2006

1.

Note 1 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-QSB of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 2006 Annual Report on Form 10-KSB for the year ended June 30, 2006, as filed with the Securities and Exchange Commission.

Stock-Based Compensation

The Company has stock-based employee compensation plans, which authorize the grant of stock options to eligible employees and directors. Effective July 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) 123R, Share-Based Payment, using the modified prospective method. This statement requires the Company to recognize compensation cost based on the grant date fair value of options granted to employees and directors. As of June 30, 2006, the Company’s issued and outstanding stock options were 100 percent vested, and the Company did not grant any stock options during the nine months ended March 31, 2007. Therefore, there was no compensation cost related to adoption of the statement. Prior to July 1, 2006, the Company accounted for its stock-based employee compensation plans under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations, and had adopted the disclosure-only provisions of SFAS 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost, related to employee options, was recognized in the financial statements prior to July 1, 2006, as all options granted to employees under those plans had exercise prices equal to or greater than the market value of the underlying common stock on the date of grant.

Principles of Consolidation

The consolidated financial statements include the accounts of Intrepid Technology and Resources, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Note 2 – Going Concern

As of March 31, 2007, the Company has incurred a loss and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has partially mitigated the going concern as a result of obtaining bond financing for the construction of its plant and equipment and entering into the agreement with Cornell Capital as discussed in Note 5 below.

Note 3 – Restricted Cash

Cash restricted in accordance with bond covenants is as follows:

Undistributed funds held for construction costs $ 1,339,402
Debt service reserve 764,000
Interest coverage reserve 564,790

2,668,192

Less current portion (1,578,152)

Total restricted cash $ 1,090,040

Note 4 – Long-term Debt

Long-term debt consists of the following at March 31, 2007:

Solid Waste Disposal Revenue Bonds issued

November 07, 2006 through The Industrial

Development Corporation of Gooding County,

Idaho. The bonds total $7,640,000, accrue interest

at 7.5%, are secured by assets of the Company,

and are due on November 1, 2024.  The Company

is required to maintain a minimum Debt Service

Coverage Ratio of 1.10:1 after the first full year

of operations.

$

7,640,000

Convertible debenture payable to Cornell Capital

Partners, L.P. of $2,500,000, bearing interest at 9%,

due on May 22, 2010, net of warrant discount of

$649,222 and embedded derivative discount of $1,832,513

(see Note 5).

18,265

$

7,658,265

Future maturities of long-term debt at March 31, 2007 (excluding discounts) are approximately as follows:

Year ending
December 31	Amount

2007	$ 0
2008	0
2009	265,000
2010	2,785,000
2011	305,000
Thereafter	6,785,000

$ 10,140,000

Note 5 – Convertible Debenture, Warrant, and Embedded Derivative to Cornell Capital

Partners, L.P.

On March 23, 2007, the Company issued a Convertible Debenture (the Debenture) to Cornell Capital Partners, L.P. The Debenture accrues interest at 9%, is due on March 22, 2010, and is convertible into a variable number of shares (limited to no more than 4.99% of the Company’s issued and outstanding common stock). The per share conversion rate is defined as the lesser of (a) $.06, or (b) ninety percent of the lowest volume weighted average price during the thirty trading days immediately preceding the conversion date. In connection with the Debenture, the Company also issued a Warrant (the Warrant) to purchase the Company’s common stock. The Warrant is convertible anytime into 15,000,000 shares at a fixed price of $.055 per share and expires on March 22, 2012.

The Company analyzed the Debenture and Warrant based on the provisions of EITF 00-19 and determined that the conversion option of the Debenture qualifies as an embedded derivative and the Warrant qualifies for equity classification. Information related to the recognition of the Warrant and embedded derivative are as follows:

Warrant

The fair value of the Warrant was determined to be $885,000 and the assigned value was $654,000. The fair value was calculated using the Black-Scholes option pricing model with the following factors, assumptions and methodologies:

•

The fair value of the Company’s common stock was calculated to be $.064 per share on March 23, 2007.

•

A volatility of 149% was calculated by using the Company’s closing stock prices since June 2002.

•

The exercise price was $.055.

•

The estimated life was determined to be 5 years, which is equal to the contractual life of the Warrant.

•

The risk free interest rate was determined to be 4.5% based on the 5-year treasury rate.

Embedded Derivative

The fair value of the embedded derivative on March 23, 2007 was determined to be $2,350,188 and was recorded as an embedded derivative liability. The embedded derivative is revalued at the end of each reporting period and any resulting gain or loss is recognized as a current period charge to the statement of operations. The fair value was calculated using the Black-Scholes option pricing model with the following factors, assumptions and methodologies:

•

The fair value of the Company’s common stock was calculated to be $.064 per share on March 23, 2007.

•

A volatility of 149% was calculated by using the Company’s closing stock prices since June 2002.

•

The exercise price was $.056. This amount was determined based on the lesser of the fixed conversion price of $0.06, or 90% of the lowest daily volume weighted average trading price per share of the Company’s common stock during the 30 trading days immediately preceding March 23, 2007.

•

The estimated life was determined to be 3 years, which is equal to the contractual life of the embedded derivate.

•

The risk free interest rate was determined to be 4.5% based on the 3-year treasury rate.

During the three and nine months ended March 31, 2007, the Company recorded accretion expense related to the Warrant discount and embedded derivative discount of $4,778 and $13,487, respectively.

At March 31, 2007, the embedded derivative liability consists of the following:

Fair value at inception

$

2,350,188

Less gain

     (119,936)

$

2,230,252

Note 6 - Supplemental Cash Flow Information

Actual amounts paid for interest and income taxes for the nine months ended March 31, 2007 and 2006, are approximately as follows:

2007 2006

Interest $ 58,684 26,469
Income taxes $ - -

During the nine months ended March 31, 2007, the Company:

•

Reclassified $57,000 of prepaid expense to property, plant and equipment.

•

Acquired property, plant, and equipment in exchange for an increase in the note payable of $878,234.

•

Acquired property, plant, and equipment in exchange for an increase in accounts payable of $1,278,399.

•

Capitalized accrued interest of $238,750.

•

Issued 250,000 shares of common stock in exchange for debt issuance costs of $14,500.

•

Recorded additional paid-in capital and a discount on the convertible debenture of $654,000 as a result of the issuance of a common stock warrant.

•

Recorded an embedded derivative liability of $2,350,188, recorded a discount on the convertible debenture of $1,846,000, and recognized a loss on the embedded derivative liability of $504,188.

•

Decreased the value of the embedded derivative liability and recognized a gain on the embedded derivative liability of $119,936.

During the nine months ended March 31, 2006, the Company:

•

Issued 545,128 shares of common stock in exchange for accounts payable and accrued expenses of $21,008.

•

Issued 6,363,637 shares of common stock in exchange for long-term debt of $350,000.

Note 7 – Standby Equity Distribution Agreement

On March 10, 2005, the Company entered into a Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners, LP (Cornell). Pursuant to the SEDA, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $25 million. For each share of common stock purchased under the SEDA, Cornell will pay the Company 99% of the lowest closing bid price of the common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. Cornell will retain 5% of each advance under the SEDA. As of March 31, 2007, the SEDA had expired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and

Board of Directors of

Intrepid Technology and Resources, Inc.

We have audited the accompanying consolidated balance sheets of Intrepid Technology and Resources, Inc., as of June 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intrepid Technology and Resources, Inc., as of June 30, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred a loss, has negative working capital, and has negative cash flows from operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JONES SIMKINS, P.C.

Logan, Utah

July 28, 2006

INTREPID TECHNOLOGY AND RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

June 30, 2006 and 2005

ASSETS	2006	2005
Current assets:
Cash	$716,203	65,737
Accounts receivable, net	53,252	98,434
Prepaid expenses	66,076	85,639
Bond offering costs	138,896	-
Other assets	2,245	1,600

Total current assets	976,672	251,410

Property, plant, and equipment, net	2,218,392	952,742

Total assets	$3,195,064	1,204,152

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$187,140	148,419
Accrued expenses	271,089	258,627
Related party notes payable	-	60,613
Current portion of long-term debt	556,264	382,948

Total current liabilities	1,014,493	850,607

Long-term debt	-	830,317

Total liabilities	1,014,493	1,680,924

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $1 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.005 par value; 350,000,000
shares authorized, 230,100,973 and 137,694,025
shares issued and outstanding, respectively	1,150,505	688,470
Additional paid-in capital	9,183,892	4,998,505
Stock subscription receivable	(16,200)	(16,200)
Accumulated deficit	(8,137,626)	(6,147,547)

Total stockholders’ equity (deficit)	2,180,571	(476,772)

Total liabilities and stockholders’ equity (deficit)	$3,195,064	1,204,152

The accompanying notes are an integral part of these financial statements.

INTREPID TECHNOLOGY AND RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30, 2006 and 2005

	2006	2005

Revenues, net	$447,300	399,153
Costs of revenues	377,832	253,319

Gross profit	69,468	145,834

Operating expenses:
General and administrative	1,416,285	1,311,262
Research and development	308,506	230,956

Loss from operations	(1,655,323)	(1,396,384)

Other income (expense):
Interest income	2,169	994
Interest expense	(336,925)	(58,024)
Loss on investment	-	(17,794)

Loss before provision for income taxes	(1,990,079)	(1,471,208)

Provision for income taxes	-	-

Net loss	$(1,990,079)	(1,471,208)

Net loss per common share - basic and diluted	$(0.01)	(0.01)

Weighted average common shares - basic and diluted	171,561,000	128,763,000

The accompanying notes are an integral part of these financial statements

INTREPID TECHNOLOGY AND RESOURCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended June30,2006 and 2005
								Total
					Additional	Stock		Stockholders’
	Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)

Balance at July 1, 2004	-	$-	112,216,953	$531,084	$4,253,050	$(51,200)	$(4,676,339)	$56,595

Issuance of common stock for:
Cash	-	-	12,210,562	61,053	533,889	-	-	594,942
Services	-	-	3,322,784	16,614	153,130	-	-	169,744
Stock options exercised	-	-	2,654,000	13,270	22,195	-	-	35,465
Accounts payable and Accrued expenses	-	-	2,401,429	12,007	102,683	-	-	114,690

Issuance of common stock for fees
related to common stock offerings	-	-	10,888,297	54,442	(54,442)	-	-	-

Payments received on stock
subscription receivable	-	-	-	-	-	35,000	-	35,000

Cash paid for common stock offering costs	-	-	-	-	(12,000)	-	-	(12,000)

Common stock cancelled -
treasury stock	-	-	(6,000,000)	-	-	-	-	-

Net loss	-	-	-	-	-	-	(1,471,208)	(1,471,208)

Balance at June 30, 2005	-	-	137,694,025	688,470	4,998,505	(16,200)	(6,147,547)	(476,772)

Issuance of common stock for:
Cash	-	-	73,707,499	368,538	3,315,690	-	-	3,684,228
Services	-	-	2,414,048	12,070	120,522	-	-	132,592
Stock options exercised - for cash	-	-	1,279,874	6,399	8,859	-	-	15,258
Stock options exercised - for
Accrued expenses	-	-	226,743	1,134	3,672	-	-	4,806
Accounts payable and
Accrued expenses	-	-	318,385	1,592	14,610	-	-	16,202
Long – term debt	-	-	14,460,399	72,302	723,020	-	-	795,322

Cash paid for common stock
offering costs	-	-	-	-	(200,750)	-	-	(200,750)

Common stock warrants issued
for interest expense	-	-	-	-	199,764	-	-	199,764

Net loss	-	-	-	-	-	-	(1,990,079)	(1,990,079)

Balance at June 30, 2006	-	$-	230,100,973	$1,150,505	$9,183,892	$(16,200)	$(8,137,626)	$2,180,571

The accompanying notes are an integral part of these financial statements

INTREPID TECHNOLOGY AND RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(1,990,079)	(1,471,208)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock compensation expense	132,592	169,744
Interest expense - common stock warrants	199,764	-
Depreciation	63,515	39,380
Interest expense on debentures	22,226	23,096
Loss on investment	-	17,794
(Increase) decrease in:
Accounts receivable	45,182	96,918
Prepaid expenses	19,563	(85,639)
Other assets	(645)	2,386
Increase (decrease) in:
Accounts payable	41,723	55,535
Accrued expenses	30,468	28,326

Net cash used in operating activities	(1,435,691)	(1,123,668)

Cash flows from investing activities:
Purchases of property and equipment	(1,329,165)	(595,364)

Net cash used in investing activities	(1,329,165)	(595,364)

Cash flows from financing activities:
Proceeds from long-term debt	1,425,566	1,250,000
Payments on long-term debt	(1,309,471)	(253,494)
Bond offering costs	(138,896)	-
Payments on related party notes payable	(60,613)	-
Issuance of common stock	3,699,486	630,407
Common stock offering costs	(200,750)	(12,000)
Payments received from stock subscription receivable	-	35,000

Net cash provided by financing activities	3,415,322	1,649,913

Net increase (decrease) in cash	650,466	(69,119)

Cash, beginning of year	65,737	134,856

Cash, end of year	$716,203	65,737

The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Intrepid Technology and Resources, Inc. (ITR) and its wholly owned subsidiaries, Western Technology and Management, Inc., (WT&M) and Intrepid Engineering Services, Inc. and WT&M’s wholly owned subsidiaries Idaho Nano Powders, and Virtual Science Services, Inc. (collectively the Company) is a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology.  While the Company’s primary source of current revenue has been the sale of engineering services to a variety of clients, it is posturing itself for the primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly, biogas (methane), ethanol, biodiesel and, eventually, hydrogen.  The Company’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects.  The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable are amounts due on services rendered and are presented net of the allowance for doubtful accounts and are generally unsecured.  Accounts receivable are carried at their estimated collectible amounts.  Credit is generally extended on a short-term basis; thus accounts receivable do not bear interest although a finance charge may be applied to such receivables that are more than thirty days past due.  Accounts receivable are periodically evaluated for collectibility based on past credit history with customers.  Provisions for losses on accounts receivable are determined based on loss experience, known and inherent risk in the account balance, current economic conditions, and the financial stability of customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Maintenance and repairs are charged to expense as incurred.  Costs of major renewals or betterments are capitalized over the remaining useful lives of the related assets.  Depreciation is computed by using the straight-line method.  The cost of property disposed of and related accumulated depreciation is removed from the accounts at the time of disposal, and gain or loss is reflected in operations.

Long-Lived Assets

The Company evaluates its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”.  Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company’s revenues result primarily from contracts, which are substantially short term, with the U.S. Government, commercial customers, state and local governments, or from subcontracts with other contractors engaged in work with such customers.  The Company performs under a variety of contracts, some of which provide for reimbursement of costs plus fees, and others, which are fixed-price (typically very short-term) or time-and-materials, type contracts.  Revenue and fees on the reimbursement of costs plus fees and time-and-material contracts are using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion.  Revenues and fees on the fixed price contracts are recognized based on contract deliverables or other milestones accomplished as of the end of the period.

Income Taxes

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to net operating loss carryforwards.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the period.  Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.  Common stock equivalents that could potentially dilute earnings per share are the common stock options.

Stock-Based Compensation

The Company has stock-based employee compensation, which is described more fully in Note 12.  The Company accounts for this compensation under the recognition and measurement principles of APB Opinion 25, “Accounting for Stock Issued to Employees”, and related Interpretations, and has adopted the disclosure-only provisions of SFAS 123, “Accounting for Stock-Based Compensation” (see Note 15).  Accordingly, no compensation cost to employees has been recognized in the financial statements, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company’s net loss would have been reduced to the pro forma amounts indicated below:

	2006	2005
Net loss as reported	$ (1,990,079)	$ (1,471,208)
Deduct:
Total stock-based employee compensation expense
determined under fair value based method for all
awards, net of related tax effects	-	(149,456)

Net loss pro forma	$ 1,990,079)	(1,620,664)

Loss per share:
Basic and diluted – as reported	$ (.01)	$ (.01)
Basic and diluted – pro forma	$ (.01)	$ (.01)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of ITR and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated.

NOTE 2 – GOING CONCERN

As of June 30, 2006, the Company has incurred a loss, has negative working capital, and negative cash flows from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has partially mitigated the Going Concern as a result of entering into the agreement with Cornell Capital as discussed in Note 10 below and Management has engaged an investment banking firm to obtain bond financing under a State of Idaho approved bond inducement resolution to expand operations and production capabilities.  While activities continue on schedule for this bond financing, there can be no full assurance that such funds will be available to the Company nor that these efforts will be successful.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	2006	2005

Trade receivables	$ 53,252	$ 131,434
Allowance for doubtful accounts	-	(33,000)

	$ 53,252	$ 98,434

NOTE 4 – PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

	2006	2005

Digester plants	$ 2,198,380	$ 898,416
Pumping station	64,500	64,500
Computers and software	67,644	43,474
Furniture	17,014	11,983
Vehicles	3,000	3,000
	2,350,538	1,021,373
Less accumulated depreciation	(132,146)	(68,631)

	$ 2,218,392	$ 952,742

NOTE 5 – RELATED PARTY NOTES PAYABLE

Related party notes payable consists of the following:

	2006	2005
Note payable to a stockholder and officer bearing interest at 10%, due on demand, unsecured.
	$ -	$ 40,288
Note payable to a stockholder and officer bearing interest at 10%, due on demand, unsecured	--	20,325
	$ -	60,613

NOTE 6 – LONG-TERM DEBT

	2006	2005
Long-term debt consists of the following:
Convertible note payable to a contractor bearing interest at 7.5%, due on demand, secured by common stock.	$ 556,264	$ 30,698

Convertible debenture payable to Cornell Capital Partners, LP bearing interest at 5%, due on May 10, 2008, secured by the assets of the Company. The debenture (all or part) may be converted, at the option of the holder, into common shares not to exceed 4.99% of the outstanding shares of the common stock following such conversion.	-	773,096

Note payable to Cornell Capital Partners, LP bearing interest at 12%, due October 10, 2005, secured by common shares.		300,000

Note payable to a bank in monthly installments of $5,161, including interest at 5.75%, due October 2005, secured by the assets of the Company and personally guaranteed by certain officers of the Company.	-	109,471

	556,264	1,213,265

Less current portion of long-term debt	(556,264)	(382,948)

	$ -	830,317

NOTE 7 - OPERATING LEASES

The Company leases a CNG gas filling station in Idaho Falls, Idaho, under a non-cancelable operating lease which expires in September 2009.  Rental expense related to this operating lease for the years ended June 30, 2006 and 2005 was approximately $4,000 and $3,000, respectively.

Future minimum lease payments under the non-cancelable lease obligations as of June 30, 2006 are approximately as follows:

Year Ending June 30	Amounts

2007	$ 6,000
2008	6,000
2009	1,000

$ 13,000

NOTE 8 - INCOME TAXES

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

	2006	2005

Federal tax benefit at statutory rate	$ (591,000)	$ (500,000)
State tax net of federal benefit	(100,000)	-
Change in valuation allowance	691,000	500,000

	$ -	$ -

Deferred tax assets are as follows:
	2006	2005

Net operating loss carryforwards	$ 2,077,000	$ 1,401,000
Research and development credit carryforward	15,000	-
Valuation allowance	(2,092,000)	(1,401,000)

	$ -	$ -

The Company has net operating loss carryforwards of approximately $6,000,000, which begins to expire in the year 2021.  The amount of net operating loss carryforwards that can be used in any one year will be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforwards can be utilized.

NOTE 9 - SUPPLEMENTAL CASH FLOW INFORMATION

Actual amounts paid for interest and income taxes are approximately as follows:

	2006	2005

Interest	$ 32,000	$ 28,000

Income taxes	$ -	$ -

During the year ended June 30, 2006, the Company:

•

Issued 545,128 shares of common stock in exchange for accounts payable and accrued expenses of $21,008.

•

Issued 14,460,399 shares of common stock in exchange for long-term debt of $795,322.

During the year ended June 30, 2005, the Company:

•

Issued 2,401,429 shares of common stock in exchange for accounts payable and accrued expenses of $114,690.

•

Acquired $30,698 of property and equipment for a convertible note payable.

NOTE 10 – CAPITAL STOCK

Preferred Stock

The Company’s preferred stock may have such rights, preferences and designations and may be issued in such series as determined by the Board of Directors.  No shares were issued and outstanding at June 30, 2006 and 2005.

Standby Equity Distribution Agreement

On March 10, 2005, the Company entered into a new Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners, LP (Cornell).  Pursuant to the SEDA, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $25 million.  For each share of common stock purchased under the SEDA, Cornell will pay the Company 99% of the lowest closing bid price of the common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date.  Cornell will retain 5% of each advance under the SEDA.  Cornell also received 10,000,000 shares of the Company’s common stock upon execution of the SEDA as a one time fee.  The Company was also required to issue a total of 888,297 common shares to Newbridge Securities Corp. and Howard Salamon as a fee for the execution of the SEDA.  The issuance of these shares are accounted for as a cost of the issuance of the shares to be issued under the SEDA.

NOTE 11 - STOCK OPTIONS AND WARRANTS

The Company has adopted a stock option plan (the Plan).  Under the Plan, the Company may issue shares of the Company’s common stock or grant options to acquire the Company’s common stock from time to time to employees, directors, officers, consultants or advisors of the Company on the terms and conditions set forth in the Plan.

A schedule of the options and warrants outstanding is as follows:

	Number of		Exercise Price
	Warrants	Options	Per Share
Outstanding at July 1, 2004	-	19,554,417	$ .009 - .060
Granted	-	4,100,000	.038 - .040
Exercised	-	(2,709,000)	.010 - .035
Canceled	-	(845,900)	.038

Outstanding at June 30, 2005		20,099,517	.009 - .060
Granted	5,000,000	-	.055
Exercised	-	(1,506,617)	.009 - .035
Canceled	-	(217,800)	.035 - .060

Outstanding at June 30, 2006	5,000,000	18,375,100	$ .010 - .055

NOTE 12 - STOCK BASED COMPENSATION

The fair value of each option and warrant granted during 2006 and 2005 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2006	2005
Expected dividend yield	-	-
Expected stock price volatility	150%	161%
Risk-free interest rate	5%	4%
Expected life of options or warrants	5 years	5 years

The weighted average fair value of each option granted during 2006 and 2005 was approximately $0.04 and $0.04, respectively.

The following table summarizes information about common stock options and warrants outstanding at June 30, 2006:

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.010	5,271,000	2.5	$0.01	5,271,000	$0.01
0.035 - 0.040	13,104,100	3.7	0.04	13,104,100	0.04
0.055	5,000,000	5.4	0.06	5,000,000	0.06

$0.010-0.040	23,375,100	3.8	$0.03	23,375,100	$0.03

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, receivables, payables, and notes payable.  The carrying amount of these items approximates fair value because of their short-term nature and the notes payable bear interest at market interest rates.

NOTE 14 – SALES TO MAJOR CUSTOMERS

The Company had revenues from major customers during the years ended June 30, 2006 and 2005, which exceeded ten percent of total revenues approximately as follows:

	2006	2005

Company A	208,000	-
Company B	108,000	-
Company C	74,000	-
Company D	-	171,000
Company E	-	100,000

NOTE 15 - RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (R), “Accounting for Stock Based Compensation.”  This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.”  This revised statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods and services, including the grant of stock options to employees and directors.  The Statement is effective for the Company beginning July 1, 2006, and will require the Company to recognize compensation cost based on the grant date fair value of the equity instruments its awards.  The Company currently accounts for those instruments under the recognition and measurement principles of APB Opinion 25, including the disclosure-only provisions of the original SFAS 123.  Accordingly, no compensation cost from issuing equity instruments to employees has been recognized in the Company’s financial statements.  The Company estimates that the required adoption of SFAS 123 (R) will not have a negative impact on its consolidated financial statements.

___________________ PROSPECTUS ___________________ 73,333,333 Shares of Common Stock INTREPID TECHNOLOGY AND RESOURCES, INC. __________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The laws of the state of Idaho under certain circumstances provide for indemnification of the Company’s officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Intrepid will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$135
Printing and Engraving Expenses	$--
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$90,000
Miscellaneous	$4,866

TOTAL	$100,000

ITEM 26. SALES OF UNREGISTERED SECURITIES

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

On February 25, 2005, the Company issued 156,250 shares of common stock, at $0.64 per share, to a private placement with an individual investor.

On March 1, 2005, the Company issued 1,040,000 shares of common stock for total proceeds of $69,200 pursuant to private placements with individual investors. 600,000 of these shares were issued at $0.06 per share, 400,000 of these shares were issued at $0.075 per share and the remaining 40,000 shares were issued at $0.125 per share.

On May 31, 2005, the Company issued 1,500,000 shares of common stock for total proceeds of $105,000 pursuant to a private placement with an individual investor. These shares were issued at $0.07 per share.

On September 20, 2005, the Company issued 1,166,666 shares of common stock for total proceeds of $70,000 pursuant to a private placement with an individual investor. These shares were issued at $0.06 per share.

On November 30, 2005, the Company issued 1,650,000 shares of common stock for total proceeds of $64,350 pursuant to private placements with individual investors. These shares were issued at $0.039 per share.

On December 1, 2005, we issued 5,000,000 warrants in a private placement to Cornell Capital in exchange for its agreement to release its security interest in the assets of the Company.  The warrants are immediately exercisable with an exercise price of $0.055 per share and expire on December 1, 2010.

On December 7, 2005, the Company issued 485,000 shares of common stock for total proceeds of $23,280 pursuant to private placements with individual investors. These shares were issued at $0.048 per share.

On December 29, 2005, the Company issued 320,000 shares of common stock for total proceeds of $16,000 pursuant to private placements with individual investors. These shares were issued at $0.05 per share.

On January 4, 2006, the Company issued 1,000,000 shares of common stock for total proceeds of $40,000 pursuant to a private placement with an individual investor. These shares were issued at $0.04 per share.

On July 5, 2006, the Company issued 225,000 shares of common stock for total proceeds of $10,125 pursuant to a private placement with an individual investor. These shares were issued at $0.045 per share.

On September 13, 2006, the Company issued 200,000 shares of common stock for total proceeds of $12,000 pursuant to a private placement with an individual investor. These shares were issued at $0.060 per share.

On December 6, 2006, the Company issued 258,621 shares of common stock for total proceeds of $15,000 pursuant to a private placement with an individual investor. These shares were issued at $0.058 per share.

On December 15, 2006, the Company issued 743,705 shares of common stock for total proceeds of $45,366 pursuant to private placements with individual investors. These shares were issued at $0.061 per share.

During the past three years, the Company also entered into the following agreements regarding issuance of securities without registration under the Securities Act of 1933:

On October 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital, LP. Pursuant to the terms of the Standby Equity Distribution Agreement, Cornell Capital received $500,000 worth of common stock of the Company as a fee under the Standby Equity Distribution Agreement, which equaled 10,425,532 shares at a price per share of $0.0479.

On January 28, 2005, the Company entered into a Termination Agreement with Cornell Capital, whereby the Standby Equity Distribution Agreement, dated October 13, 2004, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

Upon execution of the January 28, 2005 Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell Capital, dated January 28, 2005.

On March 10, 2005, the Company entered into a Termination Agreement with Cornell Capital, whereby the Standby Equity Distribution Agreement, dated January 28, 2005, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

Upon execution of the March 10, 2005 Termination Agreement, the Company entered into a new Securities Purchase Agreement with Cornell Capital. Pursuant to the March 10, 2005 Securities Purchase Agreement, the Company issued a new revised convertible debenture to Cornell Capital in the original principal amount of $750,000. That convertible debenture was convertible, at the holder’s option, any time up to maturity at a fixed conversion price equal to $0.055 per share (the “Fixed Price”), as opposed to a floating conversion price as set forth in the original October 13, 2004 convertible debenture. The debentures were secured by the assets of the Company, had a three-year term and accrued interest at 5% per year. These debentures were fully converted as of April 18, 2006.

Intrepid engaged a placement agent to advise the Company in connection with the Standby Equity Distribution Agreement. The placement agent was paid a fee of $10,000 by the issuance of 212,765 shares of Intrepid’s common stock on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement.

On March 10, 2005, the Company and Cornell Capital terminated the October 13, 2004 Securities Purchase Agreement, and the related Debentures, Security Agreement, Escrow Agreement and Irrevocable Transfer Agent Instructions of even date therewith.

Upon execution of the March 10, 2005 Termination Agreement, the Company entered into a new Securities Purchase Agreement with Cornell Capital. Pursuant to the March 10, 2005 Securities Purchase Agreement, the Company issued a new revised convertible debenture to Cornell Capital in the original principal amount of $750,000. That convertible debenture is convertible, at the holder’s option, any time up to maturity at a fixed conversion price equal to $0.055 per share (the “Fixed Price”), as opposed to a floating conversion price as set forth in the original October 13, 2004 convertible debenture. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

On March 23, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Cornell Capital pursuant to which it agreed to purchase $3,500,000 principal amount of our 9% secured convertible debentures (the “Debentures”), of which $2,500,000 was purchased on March 23, 2007 and $1,000,000 of which was purchased on the date of filing of this Registration Statement.  The Debentures mature on March 22, 2010 and bear interest at the annual rate of 9% in cash, payable at maturity; provided, however, that at our option and subject to certain conditions regarding registration of the shares underlying the Debentures, the interest may be paid in shares of our common stock.  Cornell Capital may convert, at any time, the outstanding principal amount of the Debentures into shares of our common stock at a conversion price per share equal to the lesser of $0.06 or 90% of the lowest volume weighted average price of our common stock during the 30 consecutive trading days immediately preceding the applicable conversion date.  Under certain circumstances, including that the price of our common stock is trading at less than $0.06 and that a registration statement covering the shares issuable upon conversion of the Debentures is in effect and subject to certain exceptions, we may redeem a portion or the entire outstanding Debentures at a price equal to 110% of the amount being redeemed plus accrued interest.  In addition, upon three trading days prior notice, we may require Cornell Capital to convert all of the outstanding principal amount of the Debentures into shares of our common stock over a 20 trading day period if the volume weighted average price of our common stock during the 20 consecutive trading days immediately preceding the date of such notice had exceeded $0.128.   In connection with the Purchase Agreement, we also issued to Cornell Capital, on March 23, 2007, warrants to purchase an aggregate 15,000,000 shares of our common stock, exercisable for a period of five years, at an exercise price of $0.055 per share.  These warrants are exercisable for cash unless we are in default under the Debentures or there is no registration statement in effect with respect to the warrants.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

ITEM 27. EXHIBITS

Exhibit No.	Description of Exhibit

3.1(a)	Articles of Incorporation (1)

3.1(b)	Amended Articles of Incorporation (1)

3.1(c)	Articles of Amendment to Articles of Incorporation (2)

3.1(d)	Articles of Amendment to Articles of Incorporation (4)

3.2	By-Laws (1)

3.6	Code of Ethics (3)

5.1	Opinion of Moffatt Thomas Barrett Rock & Fields, Chartered (+)

10.1	2003 Stock Option Plan (4)

10.2	2005 Employee Incentive Plan (6)

10.3	2006 Consultant’s Compensation Plan (7)

10.4

Indenture of Trust dated as of November 1, 2006 between the Industrial Development Corporation of Gooding County, Idaho and Wells Fargo Bank, National Association, as trustee * Biogas Bond Docs exhibits\exhibit1004indenture19395110.htm

10.5

Loan Agreement dated November 1, 2006 between the Industrial Development Corporation of Gooding County, Idaho and Intrepid Technology and Resources Biogas, LLC * Biogas Bond Docs exhibits\exhibit1005loanag19396170116.htm

10.6

Bond Placement Agreement dated November 3, 2006 among The Industrial Development Corporation of Gooding County, Idaho, Intrepid Technology and Resources Biogas, LLC, the Company, and Ferris, Baker Watts, Incorporated * Biogas Bond Docs exhibits\exhibit1006bondplacementagre.htm

10.7	Guaranty dated November 1, 2006 from Intrepid Technology and Resources, Inc. to Wells Fargo Bank, National Association, as trustee * Biogas Bond Docs exhibits\exhibit1007guaranty196235901.htm

10.8

Leasehold Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated November 1, 2006 from Intrepid Technology and Resources Biogas, LLC to Wells Fargo Bank, National Association, as trustee * Biogas Bond Docs exhibits\exhibit1008deedoftrust194755.htm

10.9

Collateral Assignment of Contracts, Permits, Licenses and Plans dated November 1, 2006 from Intrepid Technology and Resources Biogas, LLC to Wells Fargo Bank, National Association, as trustee * Biogas Bond Docs exhibits\exhibit1009collateralassignm.htm

10.10

Limited Liability Company Pledge Agreement dated November 1, 2006 between the Company and Wells Fargo Bank, National Association, as trustee * Biogas Bond Docs exhibits\exhibit1010llcpledgeagreemen.htm

10.11

Gas Purchase and Sale Agreement dated October 25, 2005 between Intrepid Technology and Resources, Inc. and Intermountain Gas Company, as assigned to Intrepid Technology and Resources Biogas, LLC pursuant to the Assignment and Assumption Agreement dated December 1, 2005 * Biogas Bond Docs exhibits\exhibit1011gaspurchaseandsal.htm

10.12

Anaerobic Digester Biogas Facilities Supply and Operations Agreement dated October 13, 2006 between Intrepid Technology and Resources Biogas, LLC and West Point Farms * Biogas Bond Docs exhibits\exhibit1012intrepidwestpoint.htm

10.13

Anaerobic Digester Biogas Facilities Supply and Operations Agreement dated October 13, 2006 between Intrepid Technology and Resources Biogas, LLC and Whitesides Dairy, Inc.* Biogas Bond Docs exhibits\exhibit1013whitesidesdigeste.htm

10.14

Anaerobic Digester Biogas Facilities Lease Agreement dated October 13, 2006 between S & R Milling and Intrepid Technology and Resources Biogas, LLC * Biogas Bond Docs exhibits\exhibit1014westpointlease.htm

10.15

Anaerobic Digester Biogas Facilities Lease Agreement dated October 13, 2006 between Mountain View Land Limited Partnership and Intrepid Technology and Resources Biogas, LLC * Biogas Bond Docs exhibits\exhibit1015whitesideslease.htm

10.16

Biogas Transportation Agreement dated October 20, 2006 between Intrepid Technology and Resources, Inc. and Intrepid Technology and Resources Biogas, LLC ..* Biogas Bond Docs exhibits\exhibit1016biogastransportat.htm

10.17	Securities Purchase Agreement, dated as of March 23, 2007 by and between Intrepid Technology and Resources, Inc. and Cornell Capital Partners, L.P. (5)

10.18	Convertible Debentures, dated as of March 23, 2007, issued by Intrepid Technology and Resources, Inc. to Cornell Capital Partners, L.P. (5)

10.19	Warrant, dated as of March 23, 2007, issued by Intrepid Technology and Resources, Inc. to Cornell Capital Partners, L.P. (5)

10.20	Registration Rights Agreement, dated as of March 23, 2007, by and between Intrepid Technology and Resources, Inc. and Cornell Capital Partners, L.P. (5)

10.21	Security Agreement, dated as of March 23, 2007, by and between Intrepid Technology and Resources, Inc. and Cornell Capital Partners, L.P. (5)

10.22	Secured Convertible Debenture, dated as of May 21, 2007, issued by Intrepid Technology and Resources, Inc. to Cornell Capital Partners, L.P. *

23.1	Consent of Jones Simkins, P.C. *

23.2	Consent of Moffatt Thomas Barrett Rock & Fields, Chartered (8)

_________________________

(1)

Incorporated by reference from Registrant’s Form 10SB Registration filed on March 22, 2000.

(2)

Incorporated by reference from Registrant’s Form SB-2 filed on March 11, 2005.

(3)

Incorporated by reference from Registrant’s Definitive Schedule 14A filed on November 8, 2004.

(4)

Incorporated by reference from Registrant’s Definitive Schedule 14A filed on October 24,  2002.

(5)

Incorporated by reference from Registrant’s Form 8-K filed on March 23, 2007.

(6)

Incorporated by reference from Registrant’s Form S-8 filed on June 23, 2006.

(7)

Incorporated by reference from Registrant’s Form S-8 filed on October 23, 2006.

(8)

To be included in Exhibit 5.1.

*

Filed herewith.

+

To be filed by amendment

ITEM 28. UNDERTAKINGS

(a)  The undersigned small business issuer will:

(1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

 (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2)  For the purpose of determining any liability under the Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the undersigned small business issuer under the Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)

Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

(e)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on May 21, 2007.

Date: May 21, 2007	INTREPID TECHNOLOGY AND
RESOURCES, INC.

By: /s/ Dennis D. Keiser
Name: Dr. Dennis D. Keiser
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Intrepid Technology and Resources, Inc., an Idaho corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Dr. Dennis D. Keiser and Dr. Jacob D. Dustin, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Exchange Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis D. Keiser	Chief Executive Officer and	May 21, 2007
Dr. Dennis D. Keiser	Director
(Principal Executive, Financial and Accounting Officer)

/s/ Jacob D. Dustin	President, Treasurer and Director	May 21, 2007
Dr. Jacob D. Dustin

/s/ William R. Myers	Director	May 21, 2007
William R. Myers

/s/ D. Lynn Smith	Director	May 21, 2007
D. Lynn Smith

/s/ Steven Whitesides	Director	May 21, 2007
Steven Whitesides

/s/ David Hawk	Director	May 21, 2007
David Hawk

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 28, 2006, relating to the consolidated financial statements of Intrepid Technology and Resources, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

JONES SIMKINS, P.C.

Logan, Utah

May 21, 2007